Exhibit 99.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NANTKWEST, INC.,

NECTARINE MERGER SUB, INC.

and

IMMUNITYBIO, INC.

Dated as of December 21, 2020

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5.21	Interested Party Transactions	25
5.22	No Other Representations or Warranties	25

ARTICLE VI Representations and Warranties of Parent and Merger Sub		26
6.1	Organization, Good Standing and Qualification	26
6.2	Capital Structure	27
6.3	Corporate Authority; Approval	28
6.4	Governmental Filings; No Violations; Certain Contracts	29
6.5	Parent Reports; Financial Statements	29
6.6	Absence of Certain Changes	31
6.7	Litigation and Liabilities	31
6.8	Compliance with Laws; Licenses; Anti-Corruption Laws	31
6.9	Material Contracts	32
6.10	Real Property	33
6.11	Employee Benefits	33
6.12	Labor Matters	34
6.13	Environmental Matters	34
6.14	Taxes	34
6.15	Intellectual Property	36
6.16	Insurance	37
6.17	Capitalization of Merger Sub	37
6.18	State Takeover Statutes	37
6.19	Brokers and Finders	37
6.20	Healthcare Regulatory Matters	37
6.21	Information Furnished	38
6.22	Interested Party Transactions	39
6.23	No Other Representations or Warranties	39

ARTICLE VII Covenants		39
7.1	Interim Operations	39
7.2	Company Acquisition Proposals	43
7.3	Parent Acquisition Proposals	45
7.4	Preparation of Form S-4 and Joint Disclosure Statement	48
7.5	Company Stockholder Approval; Parent Stockholders Meetings	50
7.6	Filings; Other Actions; Notification	51
7.7	Access and Reports	52
7.8	NASDAQ Listing	52
7.9	Publicity	52
7.10	Expenses	53
7.11	Indemnification; Directors’ and Officers’ Insurance	53
7.12	Approval of Sole Stockholder of Merger Sub	54
7.13	Other Actions	55
7.14	Certain Tax Matters	55

ARTICLE VIII Conditions		56
8.1	Conditions to Each Party’s Obligation to Effect the Merger	56
8.2	Conditions to Obligations of Parent and Merger Sub	57

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8.3	Conditions to Obligation of the Company	58

ARTICLE IX Termination		59
9.1	Termination by Mutual Consent	59
9.2	Termination by Either Parent or the Company	59
9.3	Termination by the Company	60
9.4	Termination by Parent	60
9.5	Effect of Termination and Abandonment	61

ARTICLE X Miscellaneous and General		64
10.1	No Survival of Representations and Warranties	64
10.2	Modification or Amendment	64
10.3	Waiver of Conditions	64
10.4	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.	64
10.5	Specific Performance	65
10.6	Notices	66
10.7	Entire Agreement	67
10.8	No Third-Party Beneficiaries	67
10.9	Obligations of Parent and of the Company	67
10.10	Severability	67
10.11	Interpretation and Construction	68
10.12	Assignment	69
10.13	Certain Definitions	69
10.14	Counterparts	83
10.15	Special Committee	83

EXHIBITS

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B Form of Bylaws of the Surviving Corporation

Exhibit C Officers of Parent

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2020 (this “Agreement”), is entered into by and among ImmunityBio, Inc., a Delaware corporation (the “Company”), NantKwest, Inc., a Delaware corporation (“Parent”), and Nectarine Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute, and is hereby adopted by Parent, Merger Sub and the Company as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, the board of directors of Parent (the “Parent Board”) has duly established a special committee of the Parent Board consisting only of independent and disinterested directors of Parent (the “Special Committee”) to, among other things, review, evaluate, recommend or not recommend any proposed combination of Parent and the Company, and, if deemed appropriate by the Special Committee, negotiate the terms of any such combination and recommend a definitive agreement reflecting the terms of such combination and the transactions contemplated thereby for adoption and approval by the Parent Board;

WHEREAS, the Special Committee has unanimously (a) determined that it is fair to and in the best interests of Parent and the holders of shares of Parent’s common stock, par value $0.0001 per share (the “Parent Shares”), (other than the Parent Significant Stockholders and any of their respective Affiliates and the directors and executive officers of Parent or the Company) for Parent to enter into this Agreement and declared this Agreement, and the transactions contemplated by this Agreement, advisable and (b) resolved to recommend that the Parent Board (x) declare this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of the Parent Shares that are issuable pursuant to the Merger (the “Parent Share Issuance”), advisable, (y) approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger and Parent Share Issuance and (z) recommend that holders of Parent Shares vote to approve the Parent Share Issuance and that holders of Parent Shares (other than the Parent Significant Stockholders and any of their respective Affiliates and the directors and executive officers of Parent and the Company) vote to approve this Agreement and the transactions contemplated by this Agreement, including the Merger (this clause (b), the “Special Committee Recommendation”);

WHEREAS, the Parent Board, acting upon the Special Committee Recommendation, has (a) declared this Agreement, and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, advisable, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, (c) directed that (x) the Parent Share Issuance be submitted to the holders of Parent Shares for approval by such holders and (y) this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the holders of Parent Shares (other than the Parent Significant Stockholders and any of their respective Affiliates and the directors and executive officers of Parent or the Company) for approval by such holders and (d) resolved to recommend (x) that holders of Parent Shares vote to approve the Parent Share Issuance and (y) that holders of Parent Shares (other than the Parent Significant Stockholders and any of their respective Affiliates and the directors and executive officers of Parent or the Company) vote to approve this Agreement and the transactions contemplated by this Agreement, including the Merger (this clause (d), the “Parent Recommendation”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is fair to and in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder) for Merger Sub to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (c) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to Parent (as Merger Sub’s sole stockholder) for its adoption and approval by action by written consent, and (d) resolved to recommend that Parent (as Merger Sub’s sole stockholder) act by written consent to adopt this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (and the independent and disinterested director of the Company (the “Independent Director”) has separately) (a) determined that it is fair to and in the best interests of the Company and the holders (other than the Company Significant Stockholders) of shares of the Company’s common stock, par value $0.001 per share (the “Company Shares”), for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (c) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to holders of Company Shares for their approval and adoption by written consent, and (d) resolved to recommend that holders of Company Shares act by written consent to approve and adopt this Agreement;

WHEREAS, Parent as the sole stockholder of Merger Sub, shall promptly following the execution and delivery of this Agreement, act by written consent to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company and the Parent Significant Stockholders, which collectively own approximately 64.4% of the outstanding Parent Shares as of the date hereof, are entering into a Voting Agreement (the “Parent Voting Agreement”) pursuant to which, subject to the terms and conditions therein, and among other things, the Parent Significant Stockholders are agreeing to vote all of the Parent Shares owned by them in favor of the Parent Share Issuance;

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and the Company Significant Stockholders, which collectively own approximately 88.9% of the outstanding Company Shares as of the date hereof, are entering into a Voting Agreement (the “Company Voting Agreement”) pursuant to which, subject to the terms and conditions therein, and among other things, the Company Significant Stockholders are agreeing to act by written consent in respect of the Company Shares owned by them to vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) as promptly as practicable, and in any event within two (2) Business Days, after the Form S-4 is declared effective by the SEC; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties intending to be legally bound agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and, after the Merger, shall be a wholly owned Subsidiary of Parent and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers, franchises and authority, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m. (New York City time), as promptly as practicable (and in no event later than the fifth (5th) Business Day) after the day on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) has been satisfied or waived (and all such conditions remain satisfied or waived on such Closing date) in accordance with this Agreement or at such other date, time and place as the Parties may agree in writing. The day on which the Closing actually occurs is referred to as the “Closing Date.”

1.3 Effective Time. On the Closing Date, Merger Sub and the Company shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, and the Parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as is permissible under the DGCL and as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Parent Name; Surviving Corporation Organizational Documents

2.1 Parent Name. Prior to the Closing, the Parent Board shall take all action necessary, including approving amendments to the certificate of incorporation and bylaws of Parent as necessary, so that, effective as of the Effective Time, the corporate name of Parent shall be “ImmunityBio, Inc.” The corporate name of Parent shall, from and after the Effective Time, be “ImmunityBio, Inc.” until thereafter changed in accordance with applicable Law.

2.2 Surviving Corporation Charter. At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A (as so amended and restated, the “Surviving Corporation Charter”). As so amended and restated, the Surviving Corporation Charter shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated in accordance with, the provisions therein and applicable Law, in each case, consistent with the obligations set forth in Section 7.11.

2.3 Surviving Corporation Bylaws. Prior to the Closing, the Company Board shall take all actions necessary, so that, effective as of the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit B (as so amended and restated, the “Surviving Corporation Bylaws”). As so amended and restated, the Surviving Corporation Bylaws shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter amended, restated or amended and restated in accordance with, the provisions therein, the provisions of the Surviving Corporation Charter and applicable Law, in each case, consistent with the obligations set forth in Section 7.11.

ARTICLE III

Parent Directors and Officers; Surviving Corporation Directors and Officers

3.1 Directors of Parent. Prior to the Closing, the Parent Board shall take all action necessary so that, as of immediately following the Effective Time, up to three (3) individuals designated by the Company prior to the Closing shall be appointed as directors of Parent and the size of the Parent Board shall be increased as necessary to include such individuals. Each such individual shall be reasonably acceptable to the Nominating and Corporate Governance Committee of the Parent Board and shall provide information reasonably requested by the Nominating and Corporate Governance Committee in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their appointment as a director of Parent. Each of the individuals who is or becomes a director of Parent as of the Effective Time in accordance with the foregoing shall hold such office until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected or appointed and qualified pursuant to the certificate of incorporation and bylaws of Parent and applicable Law.

3.2 Officers of Parent. Prior to the Closing, the Parent Board shall take all action necessary so that, as of the Effective Time, each of the individuals set forth on Exhibit C shall be appointed as an officer of Parent to hold the office set forth next to such individual’s name on Exhibit C (provided that if any such individual is unable to serve, a replacement officer shall be designated by the Company). Each of the individuals who is or becomes an officer of Parent as of the Effective Time in accordance with the foregoing shall continue to hold the applicable office of Parent until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected or appointed and qualified pursuant to the certificate of incorporation and bylaws of Parent and applicable Law.

3.3 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold such office until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected or appointed and qualified pursuant to the Surviving Corporation Charter, the Surviving Corporation Bylaws and applicable Law.

3.4 Officers of the Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold the applicable office until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected or appointed and qualified pursuant to the Surviving Corporation Charter, the Surviving Corporation Bylaws and applicable Law.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Eligible Shares

4.1 Effect of the Merger on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a) Merger Consideration. Other than (i) the Company Shares owned directly by the Company as treasury stock or otherwise owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and, in each case, not held on behalf of third parties (such shares, the “Excluded Shares”), and (ii) Dissenting Shares (which shall be treated as provided in Section 4.2(f)), each Company Share that is issued and outstanding immediately prior to the Effective Time (such shares, the “Eligible Shares”) shall be automatically converted into the right to receive, subject to Sections 4.2(h) (Fractional Shares) and 4.4 (Adjustments to Prevent Dilution), 0.8190 (the “Exchange Ratio”) newly issued Parent Shares (such consideration, the “Merger Consideration”). From and after the Effective Time, subject to Section 4.4, all of such Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) shall thereafter represent only the right to receive, as applicable, the Merger Consideration, including cash in lieu of any fractional Parent Shares which such Certificate has been converted into the right to receive, if any, pursuant to this Section 4.1 and Section 4.2(h) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 4.2(i), in each case without interest.

(b) Treatment of Excluded Shares. Each Excluded Share shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

4.2 Exchange of Eligible Shares and Delivery of Merger Consideration.

(a) Deposit of Merger Consideration and Exchange Agent.

(i) At the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), a sufficient number of Parent Shares (whether represented in certificated or non-certificated direct registration form) to be issued as Merger Consideration pursuant to Section 4.1; and if and when necessary, Parent shall deposit, or cause to be deposited, with the Exchange Agent an amount in cash in immediately available funds sufficient to make payments of (x) Fractional Share Consideration, if any, and (y) dividends or distributions pursuant to Section 4.2(i), if any, in each case, in respect of the Eligible Shares (the Parent Shares and cash deposited with the Exchange Agent in accordance with the foregoing being hereinafter referred to as the “Exchange Fund”).

(ii) The agreement pursuant to which Parent shall appoint the Exchange Agent (the “Exchange Agent Agreement”) shall be in form and substance reasonably acceptable to the Company. Pursuant to the Exchange Agent Agreement, among other things, the Exchange Agent shall (A) act as the exchange agent for the issuance or payment, as applicable, and delivery of the Merger Consideration and Fractional Share Consideration, if any, and dividends or distributions pursuant to Section 4.2(i), if any, and (B) invest any cash portion of the Exchange Fund, if and as directed by Parent; provided that (1) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) and, in any such case, no instrument or investment shall have a maturity exceeding three (3) months and (2) to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Fractional Share Consideration or any dividends or distributions payable pursuant to Section 4.2(i), Parent shall promptly replace or restore or cause the replacement or restoration of the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Subject to the terms of the Exchange Agent Agreement, any interest and other income resulting from such investment (if any) shall become a part of the Exchange Fund, and any amounts (if any) in excess of the amounts payable under Section 4.1 shall, subject to Section 4.2(d), be promptly returned to Parent or the Surviving Corporation, as requested by Parent.

(b) Procedures for Surrender.

(i) As promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation (with the assistance of Parent if necessary) shall cause the Exchange Agent to provide or make available to each holder of record of Eligible Shares (each a “Holder”) notice advising such holders of the effectiveness of the Merger, which notice shall include (I) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates representing the Eligible Shares shall pass, only upon delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)), such materials to be in such form and have such other provisions as Parent desires and reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed) and (II) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) to the Exchange Agent in exchange for the Merger Consideration including the Fractional Share Consideration, if any, and dividends or distributions payable pursuant to Section 4.2(i), if any, that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1. In furtherance of the foregoing, at or prior to the Effective Time, the Company shall deliver to Parent a complete and accurate listing of all Holders as of immediately prior to the Effective Time, including the name and address of each such Holder and the number of Company Shares held by such Holder.

(ii) Upon physical surrender to the Exchange Agent of Certificates representing Eligible Shares (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) together with the letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent in accordance with the terms of the materials and instructions provided by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to issue or pay, as applicable, and deliver as promptly as reasonably practicable to such holders, (1) the number of Parent Shares (whether represented in certificated or non-certificated direct registration form) issued pursuant to Section 4.1 and (2) an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) sufficient to make payments of Fractional Share Consideration, if any, and any dividends or distributions payable pursuant to Section 4.2(i), if any, in each case, in respect of the Eligible Shares represented by such Certificate (or an affidavit of loss in lieu of the Certificate, as provided in Section 4.2(e)).

(iii) For the avoidance of doubt, no interest will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares as contemplated by the foregoing provisions of this Section 4.2(b), and any Certificates so surrendered shall be cancelled by the Exchange Agent. Any Merger Consideration (including any Fractional Share Consideration), together with any dividends or distributions payable pursuant to Section 4.2(i), issued or paid upon surrender of a Certificate will be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate.

(iv) In the event of a transfer of ownership of any Eligible Shares that are not registered in the stock transfer books of the Company or if the applicable Merger Consideration is to be issued or paid in a name other than that in which the Certificate or Certificates surrendered are registered in the stock transfer books or ledger of the Company, it shall be a condition of the issuance or payment of the applicable Merger Consideration that the Certificate formerly representing such Eligible Shares is properly endorsed and otherwise in proper form for surrender and presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer, documentary, sales, use, stamp or registration Taxes or other similar Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent.

(v) Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, consistent with the terms of this Agreement, governing the validity of any such transmittal materials described herein and compliance by any holder of Company Shares with the procedures contemplated by this Agreement.

(c) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to the Company Shares outstanding immediately prior to the Effective Time and there shall be no transfers on the stock transfer books of the Company of any Company Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate formerly representing any Company Shares is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled or, in the case such shares are Eligible Shares, cancelled and exchanged for the applicable Merger Consideration including the Fractional Share Consideration, if any, and dividends or distributions payable pursuant to Section 4.2(i), if any, to which the holder thereof is entitled in accordance with this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of Company Shares for one (1) year from and after the Closing Date shall be delivered to the Surviving Corporation. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Article IV shall thereafter look only to the Surviving Corporation for issuance or payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) payable pursuant to Section 4.1. Notwithstanding anything to the contrary in the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by the holders of Certificates immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or a Subsidiary thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Eligible Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue or pay the applicable Merger Consideration issuable or payable pursuant to Section 4.1, including the Fractional Share Consideration, if any, and dividends or distributions payable pursuant to Section 4.2(i), if any, deliverable in respect of such lost, stolen or destroyed Certificate.

(f) Dissenting Shares.

(i) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then any Company Share, as of the Effective Time, held by a holder who has properly exercised (and has not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the DGCL (a “Dissenting Share”) shall not be converted into or represent the right to receive the consideration set forth in Section 4.1 and the holder of such Dissenting Share shall be entitled only to such rights as may be granted to such holder in Section 262 of the DGCL; provided, that if the status of any such Dissenting Share as a share carrying appraisal or dissenters’ rights shall be withdrawn in accordance with Section 262 of the DGCL, or if any such Dissenting Share shall otherwise lose its status as a share carrying appraisal or dissenters’ rights in accordance with Section 262 of the DGCL, then, as of the later of the Effective Time or the loss of such status, such Dissenting Share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Certificate representing such share in accordance with Section 4.2(b)) the consideration set forth in Section 4.1, without any interest thereon.

(ii) The Company shall give Parent prompt notice and a copy of any written demand received by the Company prior to the Effective Time to require payment for Company Shares pursuant to Section 262 of the DGCL and of any other demand, withdrawal, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL. The Company shall not make, propose, enter into or approve any payment or settlement offer prior to the Effective Time with respect to any such demand without the prior written consent of Parent.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Exchange Agent and the Surviving Corporation (and any of their respective Subsidiaries) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Fractional Shares.

(i) No certificates, receipts or scrip representing fractional Parent Shares will be issued upon the surrender or transfer for exchange of Certificates, no dividend or distribution of Parent will relate to such fractional Parent Shares, and such fractional Parent Shares will not entitle the owner thereof to vote or to any rights of a holder of Parent Shares.

(ii) Parent shall pay to the Exchange Agent an amount in cash to be deposited following the Effective Time, sufficient for the Exchange Agent to pay each holder of Certificates an amount in cash (rounded to the nearest cent) equal to the product of (1) the fraction of a Parent Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder (taking into account all fractional Parent Shares to be received by such holder) would otherwise have been entitled to receive pursuant to Section 4.1, multiplied by (2) the Reference Price.

(i) Dividends or Distributions with Respect to Parent Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the right to receive the Parent Shares represented thereby, and all such dividends and other distributions will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case, until the surrender of such Certificate (or an affidavit of loss in lieu of the Certificate, as provided in Section 4.2(e)) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or an affidavit of loss in lieu of the Certificate, as provided in Section 4.2(e)) there will be paid to the holder thereof, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares to which such holder is entitled pursuant to Section 4.1, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

4.3 Treatment of Equity Awards and Company Warrant.

(a) Treatment of Company Options. Immediately prior to the Effective Time, each unexpired, unexercised and outstanding stock option to purchase Company Shares granted under the Company Stock Plan or otherwise (a “Company Option”) shall, automatically and without any action on the part of the holder thereof, cease to represent a right to purchase Company Shares and be converted immediately prior to the Effective Time into an option, on the same terms and conditions applicable to such Company Option immediately prior to the Effective Time (including any terms and conditions that provide for accelerated vesting in connection with the Merger or the other transactions contemplated by this Agreement), to purchase the number of Parent Shares that is equal to the product of, rounded down to the nearest whole share, (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to (A) the per-Company Share exercise price of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided that the adjustments provided in this Section 4.3(a) with respect to any Company Options are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(b) Treatment of Company RSU Awards. Notwithstanding anything in this Agreement to the contrary, each outstanding restricted stock unit award of the Company in respect of Company Shares granted under the Company Stock Plan or otherwise (each, a “Company RSU Award,” and together with the Company Options, the “Company Equity Awards”), shall, automatically and without any action on the part of the holder thereof, be converted into an award of Parent restricted stock units covering a number of Parent Shares (rounded to the nearest whole Parent Share) equal to the product of (x) the number of Company Shares subject to such Company RSU Award immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, which Parent restricted stock units shall be subject to the same terms and conditions as were applicable to such Company RSU Award immediately prior to the Effective Time.

(c) Treatment of Company Warrant. Immediately prior to the Effective Time, the outstanding warrant to purchase 2,000,000 Company Shares subject to the Common Stock Purchase Warrant, dated June 30, 2016, issued to NantWorks, LLC (the “Company Warrant”) shall, automatically and without any action on the part of the holder thereof, cease to represent a right to purchase Company Shares and be converted immediately prior to the Effective Time into a warrant, on the same terms and conditions applicable to the Company Warrant immediately prior to the Effective Time, to purchase the number of Parent Shares that is equal to the product of, rounded to the nearest whole share, (i) the number of Company Shares subject to the Company Warrant immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, at an exercise price per Parent Share (rounded to the nearest whole cent) equal to (A) the per-Company Share exercise price of the Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and any duly authorized committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a), Section 4.3(b) and Section 4.3(c). At the Effective Time, Parent shall assume all of the obligations of the Company relating to Company Equity Awards outstanding immediately prior to the Effective Time, including under the Company Stock Plan and the agreements evidencing the grants thereof. At the Effective Time, Parent shall assume all of the obligations of the Company relating to the Company Warrant, and if requested by the holder of the Company Warrant, Parent shall issue to such holder a replacement warrant in form reasonably satisfactory to such holder reflecting the assumption by the Parent of the obligations of the Company relating to the Company Warrant and the adjustments thereto reflected in Section 4.3(c). Promptly following the Effective Time, Parent shall file a registration statement on Form S-8 (or other applicable form) with respect to the Parent Shares subject to such Company Equity Awards converted pursuant to this Section 4.3 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted Company Equity Awards remain outstanding. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Equity Awards appropriate notices (if applicable) setting forth such holders’ rights pursuant to the Company Stock Plan, and the agreements evidencing the grants of such Company Equity Awards shall continue in effect on the same terms and conditions, subject to the adjustments required by this Section 4.3 after giving effect to the transactions contemplated by this Agreement.

4.4 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date hereof to the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, the issued and outstanding Company Shares or Parent Shares, as applicable, or securities convertible or exchangeable thereinto or exercisable therefor shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger (other than the Merger), issuer tender offer or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration, and any other similarly dependent items, as the case may be, shall be equitably adjusted in order to provide the holders of Company Shares, Company Equity Awards and the Company Warrant the same economic effect as contemplated by this Agreement prior to such event; provided, however, nothing in this Section 4.4 shall be construed to permit the Company, Parent or any other Person to take any action except to the extent consistent with, and not otherwise prohibited or restricted by, the terms of this Agreement.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Document (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the confidential disclosure letter delivered to Parent by the Company prior to or concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that, for purposes of the representations and warranties set forth in this Article V, (i) any matter in the Company Disclosure Document shall not be deemed disclosed for purposes of Sections 5.1(a), 5.2(a) (first, second, third, fifth and last sentences), 5.3 and 5.6(b) and (ii) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1 Organization, Good Standing and Qualification.

(a) The Company (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clause (iii), where the failure to have such power or authority or to be so qualified or, to the extent such concept is applicable, in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company, in each case, as amended to the date of this Agreement, have been made available to Parent, and each as so made available is in full force and effect on the date of this Agreement.

(b) Section 5.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary. Each of the Company’s Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clause (iii), where the failure to have such power or authority or to be so qualified or, to the extent such concept is applicable, in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

5.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 1,000,000,000 Company Shares, of which 334,164,092 Company Shares are issued and outstanding as of the date hereof. Of the issued and outstanding Company Shares as of the date hereof, 200,000 are held by GlobeImmune, Inc., a Subsidiary of the Company, and are treated as treasury stock for purposes of GAAP. No Company Shares are held directly by the Company as treasury stock. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the date hereof, there are (i) 21,859,718 Company Shares reserved and available for issuance pursuant to the Company Stock Plan, (ii) Company Options to purchase 1,921,128 Company Shares, with a weighted average exercise price per Company Share of $4.11, outstanding under the Company Stock Plan, and (iii) the Company Warrant to purchase 2,000,000 Company Shares at an exercise price of $2.65 per Company Share. Except as set forth above and except pursuant to the CVR Agreements or as otherwise permitted under Section 7.1(a) of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted share units, performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Company Shares or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Company Shares. The Company has issued (A) 151,998,715 contingent value rights pursuant to the FDA CVR Agreement and (B) 151,998,715 contingent value rights pursuant to the Sales CVR Agreement, of which an aggregate of 139,768,338 contingent value rights are subject to irrevocable elections to receive Company Shares in the event of payment with respect to such contingent value rights.

(b) Upon any issuance of any Company Shares in accordance with the terms of the Company Stock Plan, the Company Warrant or the CVR Agreements, such Company Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest or other encumbrance (each, a “Lien”), other than restrictions under applicable securities Laws. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of Company Shares on any matter. There are no outstanding agreements which obligate the Company to repurchase, redeem or otherwise acquire any Company Shares or other securities of the Company, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Shares or other securities of the Company, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights. The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Shares or any other agreement relating to the disposition, voting or dividends with respect to any Company Shares.

(c) The Company owns, directly or indirectly, the shares of capital stock of, or other equity or voting interests in, each of its Subsidiaries free and clear of any Liens, other than restrictions under applicable securities Laws. There are no outstanding options, warrants, conversion rights, stock appreciation rights, restricted share units, performance units, phantom stock rights, profit participation rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate the Company or any of its Subsidiaries to issue or sell any securities or obligations convertible or exchangeable into or exercisable for any securities of any Subsidiary of the Company. Except for its interests in any of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests of any nature in, any Person.

5.3 Corporate Authority; Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order for it to execute and deliver this Agreement, the Parent Voting Agreement and the Company Voting Agreement, and to perform its obligations under this Agreement, the Parent Voting Agreement and the Company Voting Agreement, and to consummate the Merger and the other transactions contemplated hereby and thereby; provided that the consummation of the Merger is subject to the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board has unanimously (and the Independent Director has separately) (i) determined that it is fair to and in the best interests of the Company and the holders (other than the Company Significant Stockholders) of Company Shares for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to holders of Company Shares for their approval and adoption by written consent, and (iv) resolved to recommend that holders of Company Shares act by written consent to provide the Company Stockholder Approval (the “Company Recommendation”).

5.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act and the Securities Act, (iii) the rules and regulations of NASDAQ and (iv) state securities, takeover and “blue sky” Laws (the filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (iv), the “Company Approvals”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or to be made or held by the Company with, any U.S., non-U.S. or supranational or transnational governmental, regulatory, self-regulatory or quasi-governmental authority, entity, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other legislative, executive or judicial governmental entity or political subdivision thereof (each, a “Governmental Entity”) or any labor or trade union, works council or other employee representative body, in connection with the execution, delivery and performance by the Company of this Agreement, the Parent Voting Agreement and the Company Voting Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, the Parent Voting Agreement and the Company Voting Agreement, except for those filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations the failure of which to be obtained, given, made or held would not, individually or in the aggregate, reasonably be expected to (x) result in a Company Material Adverse Effect or (y) prevent or materially delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, the Parent Voting Agreement and the Company Voting Agreement.

(b) The execution, delivery and performance of this Agreement, the Parent Voting Agreement and the Company Voting Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, the Parent Voting Agreement and the Company Voting Agreement will not, constitute or result in (i) a conflict with, a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company (assuming the Company Stockholder Approval is obtained), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien (other than Permitted Liens) on any of the properties, rights or assets of the Company or its Subsidiaries pursuant to any Contract binding upon the Company or its Subsidiaries or, assuming compliance with the matters referred to in Section 5.4(a), under any applicable Law to which the Company or its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Company or its Subsidiaries, except, in the case of clause (ii) or (iii) directly above, for any such conflict, breach, violation, termination, default, loss, creation, modification, acceleration or change that would not, individually or in the aggregate, reasonably be expected to (x) result in a Company Material Adverse Effect or (y) prevent or materially delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, the Parent Voting Agreement and the Company Voting Agreement.

5.5 Company Disclosure Document; Financial Statements.

(a) As of December 19, 2020, the Company Disclosure Document complied as to form in all material respects with the applicable requirements of Form S-1 of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. Since January 1, 2020, neither the Company nor its auditors have identified (A) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls used by the Company, (B) any fraud that involves the Company, its Subsidiaries, the Company’s management or other employees who have a role in the preparation of the financial statements or the internal accounting controls utilized by the Company, or (C) any claim or allegation regarding any of the foregoing.

(c) Each of the consolidated balance sheets included in the Company Disclosure Document (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the related consolidated statements of operations and comprehensive loss, and stockholders’ deficit and of cash flows included in the Company Disclosure Document (including any related notes and schedules) presents fairly, in all material respects, the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments). Each such consolidated balance sheet or related consolidated statements of operations and comprehensive loss, stockholders’ deficit and of cash flows included in the Company Disclosure Document (including the related notes and schedules) complied as to form as of the date of the Company Disclosure Document in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in conformity with GAAP (except, in the case of unaudited interim financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

5.6 Absence of Certain Changes.

(a) Since December 31, 2019 through the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b) Since December 31, 2019, there has not been any change, event, occurrence, state of facts, condition, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect.

5.7 Litigation and Liabilities.

(a) Except as described in the Company Disclosure Document, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as reflected or reserved against in the Company’s most recent balance sheet (including the related notes) included in the Company Disclosure Document and for obligations or liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, matured, unmatured, contingent or otherwise), except for those that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) Schedule 5.7(c) of the Company Disclosure Letter sets forth the aggregate Indebtedness of the Company and its Subsidiaries as of the date hereof. The Company has made available to Parent complete and correct copies of all Contracts related to such Indebtedness.

5.8 Compliance with Laws; Licenses; Anti-Corruption Laws.

(a) Since January 1, 2018 (the “Applicable Date”), the business of the Company and its Subsidiaries has not been conducted in violation of any federal, state, local or foreign law, statute or ordinance or common law, or any rule, regulation, standard, judgment, code, Order, arbitration award, agency requirement or License of any Governmental Entity (collectively, “Laws”), or any policies (including Privacy Policies) of the Company or any of its Subsidiaries, in each case, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or communication alleging noncompliance with any Law, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have obtained and are in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and Orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct their business as presently conducted, except for those the absence of which or the noncompliance with which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) each such License is in full force and effect (other than those Licenses that have expired and in respect of which the Company or its Subsidiary, as applicable, has taken all measures reasonably necessary to renew (including by making all applications or filings required by applicable Law or the applicable Governmental Entity in a timely manner)), and (ii) the Company and its Subsidiaries have taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Entity) to extend any such License to prevent the expiration thereof. The operation of the business of the Company and its Subsidiaries as presently conducted has not been since the Applicable Date in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any License, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any such License, except where such default or violation of such License, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect. There are no Proceedings pending or, to the Company’s Knowledge, threatened, that seek the revocation, cancellation or adverse modification of any License, except where such revocation, cancellation or adverse modification would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or communication alleging noncompliance with any License, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) Since the Applicable Date, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect, (i) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, including any officer, director, employee or agent thereof, has granted, paid, offered or promised to grant or pay, or authorized or ratified the granting of payment, directly or indirectly, of any rebates, monies or anything of value to any Government Official or any political party or candidate for political office, or to any other Person under circumstances where the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, including any officer, director, employee or agent thereof, knew or had reason to know that all or a portion of such rebates, monies or things of value would be offered, promised, or given, directly or indirectly, to any Government Official, in violation of applicable Law for the purpose of (A) influencing any act or decision of such Government Official in his or her official capacity, (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries, including any officer, director, employee or agent thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage and (ii) the Company and each of its Subsidiaries and each Person acting on behalf of the Company or any of its Subsidiaries, including any officer, director, employee or agent thereof, have complied with the Anti-Corruption Laws.

5.9 Material Contracts.

(a) Except for this Agreement and the other Contracts set forth in Section 5.9 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (each, a “Material Contract”) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) of the Company. The Company has made available to Parent complete and correct copies of all Material Contracts.

(b) Each of the Material Contracts is valid and binding on the Company or its applicable Subsidiary, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There exists no breach or event of default with respect to any such Material Contracts on the part of the Company or its applicable Subsidiary or, to the Company’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or its applicable Subsidiary or, to the Company’s Knowledge, any other party thereto, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

5.10 Real Property. With respect to the real property leased, subleased or licensed to the Company or any of its Subsidiaries (the “Leased Real Property”), the lease, sublease or license agreement for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, and the Company or its applicable Subsidiary is not in breach of or default under such lease, sublease or license agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or its applicable Subsidiary or permit termination, modification or acceleration by any third party thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

5.11 Employee Benefits.

(a) (i) Each Company Benefit Plan (including any related trusts) has been established, operated and administered in material compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan have been paid or accrued in accordance with the terms of such Company Benefit Plan and applicable Law, (iii) there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto, and (iv) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the U.S. Internal Revenue Service and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Company Benefit Plan.

(b) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, (i) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, in each case, in the last six (6) years.

(c) No Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company has no obligation to provide such benefits.

(d) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) further restrict any rights of the Company to amend or terminate any Employee Plan; or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

5.12 Labor Matters. Since the Applicable Date, the Company and its Subsidiaries have been in compliance with all applicable Laws, Orders, Contracts, policies, plans and programs relating to employment and employment practices, including all Laws, Orders, Contracts, policies, plans and programs relating to the COVID-19 (or SARS-CoV-2) virus (as related to labor, employment or employment practices), terms and conditions of employment, health and safety, wages and hours, the classification of employees as exempt/non-exempt, the classification of individuals as employees or independent contractors, the classification under wage laws, child labor, immigration and work authorization, employment discrimination, harassment and retaliation, disability rights or benefits, equal opportunity, pay equity, whistleblowing and whistleblower protection, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, relations with labor or trade unions, works councils or other employee representative bodies and unemployment insurance, except for noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

5.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect: (a) since the Applicable Date, the Company and its Subsidiaries have not violated any applicable Environmental Laws; (b) no Leased Real Property or any other real property, currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance in a manner that would reasonably be expected to result in any obligation to conduct remedial activities on the part of, or a Proceeding against, the Company or any of its Subsidiaries pursuant to any Environmental Law; (c) neither the Company nor any of its Subsidiaries is subject to any Order, Proceeding or written notice alleging it has liability for any Hazardous Substance disposal or contamination on any third-party property or any failure to properly store or handle, or any release of or exposure to, any Hazardous Substance; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information or is a party to or the subject of any pending or, to the Company’s Knowledge, threatened Proceeding, in each case, alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or regarding any Hazardous Substance; and (e) neither the Company nor any of its Subsidiaries is a party to any Order or other legally-binding arrangement with any Governmental Entity, or any indemnity or other legally-binding agreement, with any third party under which the Company or any of its Subsidiaries has any outstanding liability or obligations relating to any Environmental Law.

5.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries (i) has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct, (ii) has paid all Taxes shown as due and owing on any such Tax Return and has paid all Taxes that the Company or its Subsidiary is obligated to withhold from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or third party, in each case, except with respect to matters contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes. There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries other than Permitted Liens.

(b) No deficiencies for Taxes have been proposed or assessed in writing against the Company or any of its Subsidiaries, and there are no pending audits or examinations in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and no written notice of any such audit or examination has been received by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is the Company or Parent), (ii) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any agreement with the Company or any Subsidiary of the Company) and (iii) has liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law, as transferee or successor or otherwise.

(d) During the last five (5) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(e) Neither the Company nor any of its Subsidiaries has “participated” in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

(f) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (iv) intercompany transaction or excess loss account described in Section 1502 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or foreign Law) or (v) election under Section 108(i) of the Code.

(g) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and the Company does not have Knowledge of any fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.15 Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Letter contains a complete and accurate list of all material patents, patent applications, registered and unregistered trademarks, registered copyrights, domain names and applications for any of the foregoing, in each case, owned or purported to owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(b) All registered Intellectual Property Rights and applications therefor owned or purported to be owned by the Company or any of its Subsidiaries are subsisting and unexpired, and, to the Knowledge of the Company, valid and, to the Knowledge of the Company, enforceable. The Company and its Subsidiaries have taken with respect to all such registered Intellectual Property Rights all actions reasonably necessary to maintain such registered Intellectual Property Rights, including payment of applicable application, filing, registration and maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. No such registered Intellectual Property Right is involved in any interference, reissue, re-examination or opposition proceeding, nor in any litigation to which the Company or any of its Subsidiaries is a party, and no other Person has notified the Company or its Subsidiaries that any such proceeding or litigation involving any such registered Intellectual Property Right is threatened.

(c) The Company and each of its Subsidiaries exclusively owns or controls all material Intellectual Property Rights owned or purported to be owned by it, free and clear of any and all Liens (other than Permitted Liens), including claims of current or former employees and contractors, and neither the Company nor any of its Subsidiaries has since the Applicable Date received any written claim from any other Person challenging the validity, enforceability, use or ownership of any Intellectual Property Rights.

(d) To the Knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other Person, and (ii) since the Applicable Date, no Person has claimed the same in writing (including by a “cease and desist” letter or invitation to take a patent license). To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

(e) The Company and each of its Subsidiaries has taken all commercially reasonable actions and has implemented all commercially reasonable policies and procedures to protect (i) its material trade secrets and confidential information, (ii) all Personal Data and all other personal, personally identifiable, sensitive or regulated information collected, stored, used, disclosed, transmitted, transferred, processed or disposed of by or on behalf of the Company or any of its Subsidiaries and (iii) the integrity, continuous operation and security of the IT Assets used in connection with its business.

(f) Since the Applicable Date, the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws and all applicable contractual obligations relating to the collection, storage, use, transfer and any other processing of all Personal Data collected or used by the Company or any of its Subsidiaries. The Company and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures consistent with standard practices for the industries in which the Company and its Subsidiaries operate in each applicable jurisdiction in which they do business. There has been no unauthorized access to or unauthorized use of Personal Data, and no material breaches, outages or violations of any of the IT Assets used in the business of the Company or any of its Subsidiaries. There is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, the Company or its Subsidiaries by any private party or any Governmental Entity with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Data.

5.16 Insurance. The Company and its Subsidiaries are covered by insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries that (i) are in full force and effect, except for any expirations thereof in accordance with the terms thereof, and (ii) are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound and as is customary in the industries in which the Company and each of its Subsidiaries operates.

5.17 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws and applicable to the Company applies to this Agreement or any of the transactions contemplated hereby.

5.18 Brokers and Finders. Neither the Company or any of its Subsidiaries nor any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman, Sachs & Co. and Lazard Freres & Co. LLC as its financial advisors (collectively, the “Company Financial Advisors”). The Company has made available to Parent a good faith estimate of the fees and expenses to which the Company Financial Advisors are entitled in connection with the Merger or any other transaction contemplated by this Agreement.

5.19 Healthcare Regulatory Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, (i) all filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices, correspondence and other documents required to be filed or maintained with or furnished to the FDA or any other Healthcare Regulatory Authority

(collectively, “Health Care Submissions”) by the Company or any of its Subsidiaries have been so filed, maintained or furnished, (ii) all such Health Care Submissions were complete and accurate and in compliance with all applicable Laws when filed (or were corrected in or supplemented by a subsequent filing), and (iii) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries acting on its behalf or any clinical trial investigator conducting any clinical trial of a Product Candidate of the Company or any of its Subsidiaries (a “Company Clinical Trial Investigator”) has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority or committed any act, made any statement or failed to make any statement, in each case, related to the business of the Company or any of its Subsidiaries that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Healthcare Regulatory Authority to invoke any similar policy.

(b) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries or any Company Clinical Trial Investigator is or has been excluded or suspended from a Government Health Care Program or debarred pursuant to 21 U.S.C. § 335a (a) or (b) or disqualified from receiving investigational products or conducting clinical research, and no such debarment or disqualification proceedings are pending or threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) all Product Candidates under development by or on behalf of the Company or any of its Subsidiaries have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported and exported, as applicable, in compliance with all applicable Laws, (ii) all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries have been conducted in compliance with applicable protocols, procedures and Laws, (iii) no Healthcare Regulatory Authority, institutional review board or ethics committee has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries has received any written notice or communication alleging that the Company or any of its Subsidiaries has violated or failed to comply with any applicable Laws with respect to such clinical trials. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received: (A) any FDA Form 483 or warning letter from the FDA or any analogous notice from any other Healthcare Regulatory Authority or (B) any other written notice of violations, inspectional observations, untitled letters or other written administrative, regulatory or enforcement notice from the FDA or any analogous Healthcare Regulatory Authority.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, the Company and its Subsidiaries have complied with, and have not been notified in writing by any Healthcare Regulatory Authority of any failure (or, to the Knowledge of the Company, any investigation with respect thereto) by the Company or any of its Subsidiaries or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, applicable Laws pertaining to product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, including current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting requirements and clinical trial disclosure requirements, in each case with respect to any Product Candidates under development by or on behalf of the Company or any of its Subsidiaries.

5.20 Information Furnished. The information supplied or to be supplied by the Company for inclusion in the Joint Disclosure Statement and the Form S-4 will not (a) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (b) in the case of the Joint Disclosure Statement, as of the date the Joint Disclosure Statement is first mailed to holders of the Company Shares and holders of the Parent Shares, and at the time of the Parent Stockholders Meeting, contain any statement which, in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion in any of the foregoing documents.

5.21 Interested Party Transactions. As of the date hereof, except as disclosed in the Company Disclosure Document, no event has occurred and no relationship exists that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC (each, an “Interested Party Transaction”). The Company has made available to Parent complete and correct copies of all Contracts related to any Interested Party Transactions.

5.22 No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article V, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. The Company acknowledges and agrees that, except for the representations and warranties contained in Article VI, none of Parent or Merger Sub, any other Subsidiary of Parent or any other Person acting on behalf of Parent or Merger Sub or any such Subsidiary makes any representation or warranty, express or implied, with respect to Parent or Merger Sub or any other Subsidiary of Parent or with respect to any other information provided to the Company or any of its Representatives or any other Person in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof, nor is the Company or any of its Representatives relying thereon.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Except as set forth in the publicly available Parent Reports filed with the SEC on or after January 1, 2019 and prior to the date hereof (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the confidential disclosure letter delivered to the Company by Parent prior to or concurrently with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that, for purposes of the representations and warranties set forth in this Article VI, (i) any matter in the Parent Reports shall not be deemed disclosed for purposes of Sections 6.1(a), 6.2(a) (first and third sentences), 6.3 or 6.6(b) and (ii) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company that:

6.1 Organization, Good Standing and Qualification.

(a) Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clause (iii), where the failure to have such power or authority or to be so qualified or, to the extent such concept is applicable, in good standing would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Parent, in each case, as amended to the date of this Agreement, are included in the Parent Reports, and each as so included is in full force and effect as of the date of this Agreement.

(b) Section 6.1(b) of the Parent Disclosure Letter sets forth, as of the date hereof, each of Parent’s Subsidiaries and the ownership interest of Parent in each such Subsidiary. Each of Parent’s Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clause (iii), where the failure to have such power or authority or to be so qualified or, to the extent such concept is applicable, in good standing would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

6.2 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 500,000,000 Parent Shares, of which 108,596,551 Parent Shares were issued and outstanding as of the close of business on December 16, 2020 (the “Measurement Date”) and (ii) 20,000,000 preferred shares, par value $0.0001 per share, of which none are issued and outstanding as of the date hereof. All of the issued and outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Measurement Date, Parent had outstanding under the Parent’s 2015 Equity Incentive Plan (as amended, the “Parent Stock Plan”) options to purchase a total of 3,648,010 Parent Shares (the “Parent Options”), with a weighted average exercise price per Parent Share of $11.57, and restricted stock units in respect of a total of 470,092 Parent Shares (“Parent RSUs”). Except as set forth above or as otherwise permitted under Section 7.1(b) of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted share units, performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate Parent or any of its Subsidiaries to issue or sell any Parent Shares or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, Parent Shares. From the Measurement Date to the date of this Agreement, no Parent Shares have been issued, other than pursuant to the vesting, settlement or exercise of Parent Options and Parent RSUs outstanding as of the Measurement Date under the Parent Stock Plan (collectively, “Parent Equity Awards”).

(b) Upon any issuance of any Parent Shares in accordance with the terms of the Parent Stock Plan, such Parent Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens, other than restrictions under applicable securities Laws. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of Parent Shares on any matter. There are no outstanding agreements which obligate Parent to repurchase, redeem or otherwise acquire any Parent Shares or other securities of Parent, or obligate Parent to grant, extend or enter into any such agreements relating to any Parent Shares or other securities of Parent, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights. Parent is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Shares or any other agreement relating to the disposition, voting or dividends with respect to any Parent Shares.

(c) Parent owns, directly or indirectly, the shares of capital stock of, or other equity or voting interests in, each of its Subsidiaries free and clear of any Liens, other than restrictions under applicable securities Laws. There are no outstanding options, warrants, conversion rights, stock appreciation rights, restricted share units, performance units, phantom stock rights, profit participation rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate Parent or any of its Subsidiaries to issue or sell any securities or obligations convertible or exchangeable into or exercisable for any securities of any Subsidiary of Parent. Except for its interests in any of its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity interests of any nature in, any Person.

6.3 Corporate Authority; Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, the Company Voting Agreement and the Parent Voting Agreement, as applicable, and to perform its obligations under this Agreement, the Company Voting Agreement and the Parent Voting Agreement, as applicable, and to consummate the Merger and the other transactions contemplated hereby and thereby; provided that (i) the consummation of the Merger is subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur by written consent promptly following execution of this Agreement), (ii) the Parent Share Issuance is subject to receipt of the Parent Stockholder Approval and (iii) the consummation of the Merger is subject to receipt of the Parent Majority of the Minority Stockholder Approval as provided in this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Parent Shares to be issued pursuant to the Merger in accordance with Section 4.1 will, when issued, be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (including any preemptive rights).

(b) The Parent Board has duly established the Special Committee and has vested in it the power and authority of the Parent Board to review, evaluate, recommend or not recommend any proposed combination of Parent and the Company, and, if deemed appropriate by the Special Committee, negotiate the terms of any such combination and recommend a definitive agreement reflecting the terms of such combination and the transactions contemplated thereby for adoption and approval by the Parent Board. The Special Committee has unanimously (a) determined that it is fair to and in the best interests of Parent and the holders of Parent Shares, other than the Parent Significant Stockholders and any of their respective Affiliates and the directors and executive officers of Parent or the Company, for Parent to enter into this Agreement and declared this Agreement, and the transactions contemplated by this Agreement, advisable, and (b) adopted the Special Committee Recommendation. The Parent Board, acting upon the Special Committee Recommendation, has (i) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, (ii) directed that (x) the Parent Share Issuance be submitted to the holders of Parent Shares for approval by such holders and (y) this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the holders of Parent Shares (excluding Parent Significant Stockholders and any of their respective Affiliates and the directors and executive officers of Parent or the Company) for approval by such holders and (iv) adopted the Parent Recommendation. The Special Committee has (i) received an oral opinion (to be confirmed by the delivery of a written opinion) of Barclays Capital Inc., the Special Committee’s financial advisor (the “Special Committee Financial Advisor”), to the effect that the Exchange Ratio is fair, from a financial point of view, to Parent as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such written opinion. A copy of such written opinion shall be delivered to the Company solely for informational purposes promptly following the execution of this Agreement.

6.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act and the Securities Act, (iii) the rules and regulations of NASDAQ and (iv) state securities, takeover and “blue sky” Laws (the filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (iv), the “Parent Approvals”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations are required to be obtained by Parent or Merger Sub from, or to be given by Parent or Merger Sub to, or to be made or held by Parent or Merger Sub with, any Governmental Entity or any labor or trade union, works council or other employee representative body, in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Parent Voting Agreement and the Company Voting Agreement, as applicable, and the consummation of the Merger and the other transactions contemplated by this Agreement, the Parent Voting Agreement and the Company Voting Agreement, as applicable, except for those filings, notices, reports, consents, registrations, approvals, permits, waivers, consultation, advice, expirations of waiting periods or authorizations the failure of which to be obtained, given, made or held would not, individually or in the aggregate, reasonably be expected to (x) result in a Parent Material Adverse Effect or (y) prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, the Parent Voting Agreement and the Company Voting Agreement, as applicable.

(b) The execution, delivery and performance of this Agreement, the Parent Voting Agreement and the Company Voting Agreement by Parent and Merger Sub, as applicable, do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, the Parent Voting Agreement and the Company Voting Agreement will not, constitute or result in (i) a conflict with, a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien (other than Permitted Liens) on any of the properties, rights or assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 6.4(a), under any applicable Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) directly above, for any such conflict, breach, violation, termination, default, loss, creation, modification, acceleration or change that would not, individually or in the aggregate, reasonably be expected to (x) result in a Parent Material Adverse Effect or (y) prevent or materially delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, the Parent Voting Agreement and the Company Voting Agreement, as applicable.

6.5 Parent Reports; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed by it with or furnished by it to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2019 (the forms, statements, certifications, reports and other documents filed with or furnished to the SEC since January 1, 2019 and those filed with or furnished to the SEC subsequent to the date hereof, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by Parent is reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Since January 1, 2020, neither Parent nor its auditors have identified (A) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls used by Parent, (B) any fraud that involves Parent, its Subsidiaries, Parent’s management or other employees who have a role in the preparation of the financial statements or the internal accounting controls utilized by Parent, or (C) any claim or allegation regarding any of the foregoing.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the related consolidated statements of operations and comprehensive loss, stockholders’ equity and of cash flows included in, or incorporated by reference into, the Parent Reports (including any related notes and schedules) presents fairly, in all material respects, the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments). Each such consolidated balance sheet or related consolidated statements of operations and comprehensive loss, of stockholders’ equity and of cash flows included in or incorporated by reference into the Parent Reports (including the related notes and schedules) complied as to form at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in conformity with GAAP (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

6.6 Absence of Certain Changes.

(a) Since September 30, 2020 through the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b) Since September 30, 2020, there has not been any change, event, occurrence, state of facts, condition, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a Parent Material Adverse Effect.

6.7 Litigation and Liabilities.

(a) There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to result in, a Parent Material Adverse Effect.

(b) Except as reflected or reserved against in Parent’s most recent consolidated balance sheet (including the related notes and schedules) included in the Parent Reports filed prior to the date hereof and for obligations or liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, matured, unmatured, contingent or otherwise), except for those that do not constitute a Parent Material Adverse Effect.

6.8 Compliance with Laws; Licenses; Anti-Corruption Laws.

(a) Since the Applicable Date, the business of Parent and its Subsidiaries have not been conducted in violation of any Law or any policies (including Privacy Policies) of Parent or any of its Subsidiaries, in each case, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or communication alleging noncompliance with any Law, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries have obtained and are in compliance with all Licenses necessary to conduct their business as presently conducted, except for those the absence of which or the noncompliance with which would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) each such License is in full force and effect (other than those Licenses that have expired and in respect of which Parent or its Subsidiary, as applicable, has taken all measures reasonably necessary to renew

(including by making all applications or filings required by applicable Law or the applicable Governmental Entity in a timely manner)), and (ii) Parent and its Subsidiaries have taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Entity) to extend any such License to prevent the expiration thereof. The operation of the business of Parent and its Subsidiaries as presently conducted has not been since the Applicable Date in violation of, nor is Parent or any of its Subsidiaries in default or violation under, any such License, and, to Parent’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any License, except where such default or violation of such License, individually or in the aggregate, has not had and would not reasonably be expected to result in, a Parent Material Adverse Effect. There are no Proceedings pending or, to Parent’s Knowledge, threatened, that seek the revocation, cancellation or adverse modification of any License, except where such revocation, cancellation or adverse modification would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Since the Applicable Date, neither Parent nor any of its Subsidiaries has received any written notice or communication alleging noncompliance with any License, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(c) Since the Applicable Date, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect, (i) neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any Person acting on behalf of Parent or any of its Subsidiaries, including any officer, director, employee or agent thereof, has granted, paid, offered or promised to grant or pay, or authorized or ratified the granting of payment, directly or indirectly, of any rebates, monies or anything of value to any Government Official or any political party or candidate for political office, or to any other Person under circumstances where Parent or any of its Subsidiaries or, to the Knowledge of Parent, any Person acting on behalf of Parent or any of its Subsidiaries, including any officer, director, employee or agent thereof, knew or had reason to know that all or a portion of such rebates, monies or things of value would be offered, promised, or given, directly or indirectly, to any Government Official, in violation of applicable Law for the purpose of (A) influencing any act or decision of such Government Official in his or her official capacity, (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist Parent or any of its Subsidiaries or any Person acting on behalf of Parent or any of its Subsidiaries, including any officer, director, employee or agent thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage and (ii) Parent and each of its Subsidiaries and each Person acting on behalf of Parent or any of its Subsidiaries, including any officer, director, employee or agent thereof, have complied with the Anti-Corruption Laws.

6.9 Material Contracts.

(a) Except for this Agreement and except for the Contracts filed as exhibits to the Parent Reports, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract that would be required to be filed by Parent as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) of Parent (together with the Contracts filed as exhibits to the Parent Reports, the “Parent Material Contracts”).

(b) Each of the Parent Material Contracts is valid and binding on Parent or its applicable Subsidiary, and, to Parent’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. There exists no breach or event of default with respect to any such Parent Material Contracts on the part of Parent or its applicable Subsidiary or, to Parent’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by Parent or its applicable Subsidiary or, to Parent’s Knowledge, any other party thereto, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries has received any notice in writing from any Person that such Person intends to terminate, or not renew, any Parent Material Contract.

6.10 Real Property. With respect to the real property leased, subleased or licensed to Parent or any of its Subsidiaries (the “Parent Leased Real Property”), the lease, sublease or license agreement for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, and Parent or its applicable Subsidiary is not in breach of or default under such lease, sublease or license agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by Parent or its applicable Subsidiary or permit termination, modification or acceleration by any third party thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

6.11 Employee Benefits.

(a) (i) Each Parent Benefit Plan (including any related trusts) has been established, operated and administered in material compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan have been paid or accrued in accordance with the terms of such Parent Benefit Plan and applicable Law, (iii) there are no pending or, to the Parent’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Parent Benefit Plan or any trust related thereto, and (iv) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the U.S. Internal Revenue Service and, to the Parent’s Knowledge, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Parent Benefit Plan.

(b) Neither Parent nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, (i) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, in each case, in the last six (6) years.

(c) No Parent Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and neither Parent nor any of its Subsidiaries has no obligation to provide such benefits.

6.12 Labor Matters. Since the Applicable Date, Parent and its Subsidiaries have been in compliance with all applicable Laws, Orders, Contracts, policies, plans and programs relating to employment and employment practices, including all Laws, Orders, Contracts, policies, plans and programs relating to the COVID-19 (or SARS-CoV-2) virus (as related to labor, employment or employment practices), terms and conditions of employment, health and safety, wages and hours, the classification of employees as exempt/non-exempt, the classification of individuals as employees or independent contractors, the classification under wage laws, child labor, immigration and work authorization, employment discrimination, harassment and retaliation, disability rights or benefits, equal opportunity, pay equity, whistleblowing and whistleblower protection, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, relations with labor or trade unions, works councils or other employee representative bodies and unemployment insurance, except for noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect.

6.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Parent Material Adverse Effect: (a) since the Applicable Date, Parent and its Subsidiaries have not violated any applicable Environmental Laws; (b) no real property, currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance in a manner that would reasonably be expected to result in any obligation to conduct remedial activities on the part of, or a Proceeding against, Parent or any of its Subsidiaries pursuant to any Environmental Law; (c) neither Parent nor any of its Subsidiaries is subject to any Order, Proceeding or written notice alleging it has liability for any Hazardous Substance disposal or contamination on any third-party property or any failure to properly store or handle, or any release of or exposure to, any Hazardous Substance; (d) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information or is a party to or the subject of any pending or, to Parent’s Knowledge, threatened Proceeding, in each case alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or regarding any Hazardous Substance; and (e) neither Parent nor any of its Subsidiaries is a party to any Order or other legally-binding arrangement with any Governmental Entity or any indemnity or other legally-binding agreement, with any third party under which Parent or any of its Subsidiaries has any outstanding liability or obligations relating to any Environmental Law.

6.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries (i) has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct, (ii) has paid all Taxes shown as due and owing on any such Tax Return and has paid all Taxes that Parent or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or third party, in each case, except with respect to matters contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes. There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries other than Permitted Liens.

(b) No deficiencies for Taxes have been proposed or assessed in writing against Parent or any of its Subsidiaries, and there are no pending audits or examinations in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and no written notice of any such audit or examination has been received by Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is Parent), (ii) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any agreement with the Company, Parent or any Subsidiary of Parent) and (iii) has liability for the Taxes of any Person (other than the Company, Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law, as transferee or successor or otherwise.

(d) During the last five (5) years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(e) Neither Parent nor any of its Subsidiaries has “participated” in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

(f) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (iv) intercompany transaction or excess loss account described in Section 1502 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or foreign Law) or (v) election under Section 108(i) of the Code.

(g) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and Parent does not have Knowledge of any fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.15 Intellectual Property.

(a) All registered Intellectual Property Rights and applications therefor owned or purported to be owned by Parent or any of its Subsidiaries are subsisting and unexpired, and, to the Knowledge of Parent, valid and, to the Knowledge of Parent, enforceable. Parent and its Subsidiaries have taken with respect to all such registered Intellectual Property Rights all actions reasonably necessary to maintain such registered Intellectual Property Rights, including payment of applicable application, filing, registration and maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information, except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. No such registered Intellectual Property Right is involved in any interference, reissue, re-examination or opposition proceeding, nor in any litigation to which Parent or any of its Subsidiaries is a party, and no other Person has notified Parent or its Subsidiaries that any such proceeding or litigation involving any such registered Intellectual Property Right is threatened.

(b) Parent and each of its Subsidiaries exclusively owns or controls all material Intellectual Property Rights owned or purported to be owned by it, free and clear of any and all Liens (other than Permitted Liens), including claims of current or former employees and contractors, and neither Parent nor any of its Subsidiaries has since the Applicable Date received any written claim from any other Person challenging the validity, enforceability, use or ownership of any Intellectual Property Rights.

(c) To the Knowledge of Parent, (i) the operation of the business of Parent and each of its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other Person, and (ii) since the Applicable Date, no Person has claimed the same in writing (including by a “cease and desist” letter or invitation to take a patent license). To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned or purported to be owned by Parent or any of its Subsidiaries.

(d) Parent and each of its Subsidiaries has taken all commercially reasonable actions and has implemented all commercially reasonable policies and procedures to protect (i) its material trade secrets and confidential information, (ii) all Personal Data and all other personal, personally identifiable, sensitive or regulated information collected, stored, used, disclosed, transmitted, transferred, processed or disposed of by or on behalf of Parent or any of its Subsidiaries and (iii) the integrity, continuous operation and security of the IT Assets used in connection with its business.

(e) Since the Applicable Date, Parent and each of its Subsidiaries has complied in all material respects with all applicable Laws and all applicable contractual obligations relating to the collection, storage, use, transfer and any other processing of all Personal Data collected or used by Parent or any of its Subsidiaries. Parent and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures consistent with standard practices for the industries in which Parent and its Subsidiaries operate in each applicable jurisdiction in which they do business. There has been no unauthorized access to or unauthorized use of any Personal Data, and no material breaches, outages or violations of any of the IT Assets used in the business of Parent or any of its Subsidiaries. There is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, Parent or its Subsidiaries by any private party or any Governmental Entity with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Data.

6.16 Insurance. Parent and its Subsidiaries are covered by insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of Parent and each of its Subsidiaries that (i) are in full force and effect, except for any expirations thereof in accordance with the terms thereof, and (ii) are sufficient for compliance with all applicable Laws and Contracts to which Parent or any of its Subsidiaries is a party or by which it is bound and as is customary in the industries in which Parent and each of its Subsidiaries operates.

6.17 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of one thousand (1,000) shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and will be at the Effective Time, owned by Parent. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

6.18 State Takeover Statutes. No Takeover Laws enacted under any state Laws and applicable to Parent applies to this Agreement or any of the transactions contemplated hereby.

6.19 Brokers and Finders. Neither Parent or any of its Subsidiaries nor any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that Parent has employed the Special Committee Financial Advisor. Parent has made available to the Company a good faith estimate of the fees and expenses to which the Special Committee Financial Advisor is entitled in connection with the Merger or any other transaction contemplated by this Agreement.

6.20 Healthcare Regulatory Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect, since the Applicable Date, (i) all Health Care Submissions required to be filed or maintained with or furnished to the FDA or any other Healthcare Regulatory Authority by Parent or any of its Subsidiaries have been so filed, maintained or furnished, (ii) all such Health Care Submissions were complete and accurate and in compliance with all applicable Laws when filed (or were corrected in or supplemented by a subsequent filing), and (iii) neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries acting on its behalf or any clinical trial investigator conducting any clinical trial of a Product Candidate of Parent or any of its Subsidiaries (a “Parent Clinical Trial Investigator”) has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority or committed any act, made any statement or failed to make any statement, in each case, related to the business of Parent or any of its Subsidiaries that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Healthcare Regulatory Authority to invoke any similar policy.

(b) Neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer or employee of Parent or any of its Subsidiaries or any Parent Clinical Trial Investigator is or has been excluded or suspended from a Government Health Care Program or debarred pursuant to 21 U.S.C. § 335a (a) or (b) or disqualified from receiving investigational products or conducting clinical research, and no such debarment or disqualification proceedings are pending or threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) all Product Candidates under development by or on behalf of Parent or any of its Subsidiaries have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported and exported, as applicable, in compliance with all applicable Laws, (ii) all clinical trials conducted by or on behalf of Parent or any of its Subsidiaries have been conducted in compliance with applicable protocols, procedures and Laws, (iii) no Healthcare Regulatory Authority, institutional review board or ethics committee has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of Parent or any of its Subsidiaries and (iv) neither Parent nor any of its Subsidiaries has received any written notice or communication alleging that Parent or any of its Subsidiaries has violated or failed to comply with any applicable Laws with respect to such clinical trials. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, since the Applicable Date, neither Parent nor any of its Subsidiaries has received: (A) any FDA Form 483 or warning letter from the FDA or any analogous notice from any other Healthcare Regulatory Authority or (B) any other written notice of violations, inspectional observations, untitled letters or other written administrative, regulatory or enforcement notice from the FDA or any analogous Healthcare Regulatory Authority.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, since the Applicable Date, Parent and each of its Subsidiaries have complied with, and have not been notified in writing by any Healthcare Regulatory Authority of any failure (or, to the Knowledge of Parent, any investigation with respect thereto) by Parent or any of its Subsidiaries or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, applicable Laws pertaining to product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, including current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting requirements and clinical trial disclosure requirements, in each case with respect to any Product Candidates under development by or on behalf of Parent or any of its Subsidiaries.

6.21 Information Furnished. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Joint Disclosure Statement and the Form S-4 will not (a) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (b) in the case of the Joint Disclosure Statement, as of the date the Joint Disclosure Statement is first mailed to holders of the Company Shares and holders of the Parent Shares, and at the time of the Parent Stockholders Meeting, contain any statement which, in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion in any of the foregoing documents. The Form S-4 will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

6.22 Interested Party Transactions. As of the date hereof, except as disclosed in the Parent Reports, no event has occurred and no relationship exists that would be required to be disclosed by Parent under Item 404 of Regulation S-K promulgated by the SEC.

6.23 No Other Representations or Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Article VI, neither Parent nor Merger Sub is making or has made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article V, none of the Company, any Subsidiary of the Company or any other Person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary of the Company or with respect to any other information provided to Parent or Merger Sub or any of their respective Representatives or any other Person in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof, nor is Parent, Merger Sub or any of their respective Representatives relying thereon.

ARTICLE VII

Covenants

7.1 Interim Operations.

(a) The Company covenants and agrees that, from the execution of this Agreement until the Effective Time (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed)), and except (x) as otherwise expressly required, contemplated or permitted by this Agreement, (y) as set forth in Section 7.1(a) of the Company Disclosure Letter or (z) as required by applicable Laws (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus), the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its business organizations substantially intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, production companies, distributors, licensees, licensors, creditors, lessors, employees and business associates and others having material business dealings with it and keep available the services of its present employees and agents. Without limiting, and in furtherance of, the foregoing, from the execution of this Agreement until the

Effective Time, except (1) as otherwise expressly required, contemplated or permitted by this Agreement, (2) as set forth in Section 7.1(a) of the Company Disclosure Letter or (3) as required by applicable Laws (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus), the Company shall not, and shall cause each of its Subsidiaries not to (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed)):

(i) adopt or propose any change in its certificate of incorporation or bylaws or comparable organizational documents;

(ii) merge or consolidate with any other Person;

(iii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Company Shares or other capital stock or other securities of the Company or such Subsidiary or securities convertible or exchangeable into or exercisable for Company Shares or other capital stock or securities of the Company or such Subsidiary, other than (x) issuances of Company Shares upon the exercise, vesting or settlement of Company Equity Awards and/or the Company Warrant outstanding as of the date hereof in accordance with their terms as in effect on the date hereof and (y) grants of Company Equity Awards in respect of up to 11,000,000 Company Shares, in the aggregate;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company Shares or securities of such Subsidiary;

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any Parent Shares or securities convertible or exchangeable into or exercisable for Company Shares (other than the withholding of shares to satisfy withholding Tax obligations or the exercise price in connection with the exercise, vesting or settlement of outstanding Company Equity Awards and/or the Company Warrant) or securities of such Subsidiary;

(vi) incur any Indebtedness with an aggregate principal amount in excess of $40,000,000 or guarantee the Indebtedness of any other Person, or make any loans, capital contributions or advances to any Person other than to any wholly owned Subsidiary;

(vii) amend, modify, terminate or cancel a material insurance policy covering the Company or any of its Subsidiaries in effect as of the date hereof;

(viii) make any material changes in financial accounting methods, principles or practices except as may be required by GAAP or by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(ix) (A) make (other than consistent with past practice), change or revoke any material Tax election, (B) file any amended Tax Return with respect to any material Tax, (C) adopt (other than consistent with past practice) or change any method of Tax accounting or Tax accounting period, or (D) enter into any closing agreement relating to any material Tax;

(x) other than Transaction Litigation which is governed by Section 7.13(b), settle or compromise any pending or threatened Proceeding involving the Company or any of its Subsidiaries, other than (A) for an amount not to exceed $10,000,000 in the aggregate and (B) that do not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries, or any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; or

(xi) agree, commit, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.

(b) Parent covenants and agrees that, from the execution of this Agreement until the Effective Time (unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed)), and except (x) as otherwise expressly required, contemplated or permitted by this Agreement, (y) as set forth in Section 7.1(b) of the Parent Disclosure Letter or (z) as required by applicable Laws (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus), Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to preserve its business organizations substantially intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, production companies, distributors, licensees, licensors, creditors, lessors, employees and business associates and others having material business dealings with it and keep available the services of its present employees and agents. Without limiting, and in furtherance of, the foregoing, from the execution of this Agreement until the Effective Time, except (1) as otherwise expressly required, contemplated or permitted by this Agreement, (2) as set forth in Section 7.1(b) of the Parent Disclosure Letter or (3) as required by applicable Laws (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus), Parent shall not, and shall cause each of its Subsidiaries not to (unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed)):

(i) adopt or propose any change in its certificate of incorporation or bylaws or comparable organizational documents;

(ii) merge or consolidate with any other Person;

(iii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Parent Shares or other capital stock or other securities of Parent or such Subsidiary or securities convertible or exchangeable into or exercisable for Parent Shares or other capital stock or securities of Parent or such Subsidiary, other than issuances of Parent Shares upon the exercise, vesting or settlement of Parent Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Parent Shares or securities of such Subsidiary;

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any Parent Shares or securities convertible or exchangeable into or exercisable for Parent Shares (other than the withholding of shares to satisfy withholding Tax obligations or the exercise price in connection with the exercise, vesting or settlement of outstanding Parent Equity Awards) or securities of such Subsidiary;

(vi) incur any Indebtedness with an aggregate principal amount in excess of $40,000,000 or guarantee the Indebtedness of any other Person, or make any loans, capital contributions or advances to any Person other than to any wholly owned Subsidiary;

(vii) amend, modify, terminate or cancel a material insurance policy covering Parent or any of its Subsidiaries in effect as of the date hereof;

(viii) make any material changes in financial accounting methods, principles or practices except as may be required by GAAP or by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(ix) (A) make (other than consistent with past practice), change or revoke any material Tax election, (B) file any amended Tax Return with respect to any material Tax, (C) adopt (other than consistent with past practice) or change any method of Tax accounting or Tax accounting period, or (D) enter into any closing agreement relating to any material Tax;

(x) other than Transaction Litigation which is governed by Section 7.13(b), settle or compromise any pending or threatened proceeding involving Parent or any of its Subsidiaries, other than (A) for an amount not to exceed $10,000,000 in the aggregate and (B) that do not impose any material restrictions on the operations or businesses of Parent or any of its Subsidiaries, or any equitable relief on, or the admission of wrongdoing by, Parent or any of its Subsidiaries; or

(xi) agree, commit, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries.

7.2 Company Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 7.2, neither it nor any of its directors, officers and employees shall, and that it shall instruct and use its reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any Company Acquisition Proposal, or provide any nonpublic information or data to any Person in connection with the foregoing, in each case, except to notify such Person of the existence of the provisions of this Section 7.2; or

(iii) resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 7.2(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company and its Representatives may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Company Acquisition Proposal after the date of this Agreement that did not result from a breach in any material respect of this Section 7.2 if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in the aggregate to such Person than those contained in the Confidentiality Agreement; provided, however, that such information has previously been made available to Parent and the Special Committee or is made available to Parent and the Special Committee prior to or promptly after the time such information is made available to such Person; and (B) engage or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Company Acquisition Proposal, if (I) the Company shall have provided the Special Committee with a copy of the written Company Acquisition Proposal, (II) prior to taking any action described in clause (A) or (B) directly above, the Company Board (acting with the approval of the Independent Director) determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (III) in each such case referred to in clause (A) or (B) directly above, the Company Board (acting with the approval of the Independent Director) has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal.

(b) No Change in Company Recommendation or Alternative Acquisition Agreement. The Company Board and each committee of the Company Board shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (B) authorize, approve, recommend or otherwise declare advisable, or publicly propose to authorize, approve, recommend or otherwise declare advisable, any Company

Acquisition Proposal or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (C) fail to include the Company Recommendation in the Joint Disclosure Statement or (D) if any Company Acquisition Proposal structured as a tender offer or exchange offer is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof (any of the foregoing actions or inactions in this Section 7.2(b)(i) by the Company Board or any committee of the Company Board, a “Change of Company Recommendation”) or otherwise resolve or agree to take any of the foregoing actions in this Section 7.2(b)(i); or

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in Section 7.2(a) entered into in compliance with Section 7.2(a)) relating to any Company Acquisition Proposal (an “Alternative Company Acquisition Agreement”) or otherwise resolve or agree to do so.

Notwithstanding anything to the contrary set forth in this Section 7.2(b), the Company Board (acting with the approval of the Independent Director) may, prior to but not after the time the Company Stockholder Approval is obtained, (A) make a Change of Company Recommendation if an Intervening Event has occurred and the Company Board (acting with the approval of the Independent Director) has determined in good faith, after consulting with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law, or (B) make a Change of Company Recommendation and/or terminate this Agreement pursuant to Section 9.3(c), if the Company receives a Company Acquisition Proposal and the Company Board (acting with the approval of the Independent Director) has determined in good faith, after consulting with its financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law; provided that the Company Board may not take any such action unless (I) prior to making such Change of Company Recommendation and/or terminating this Agreement pursuant to Section 9.3(c), as applicable, the Company provides prior written notice to the Special Committee at least four (4) Business Days in advance (the “Notice Period”) of its intention to take such action and the basis thereof, which notice shall include, in the case of a Company Superior Proposal, a written copy of the Company Superior Proposal (and copies of the then latest draft agreements reflecting the terms of the Company Superior Proposal) and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event, (II) during the Notice Period, the Company shall, and shall cause its employees, financial advisor and outside legal counsel to, be reasonably available to negotiate with Parent in good faith should Parent propose to make amendments or other revisions to the terms and conditions of this Agreement such that, in the case of a Company Superior Proposal, such Company Acquisition Proposal no longer constitutes a Company Superior Proposal or, in the case of an Intervening Event, the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law as determined in the good faith judgment of the Company Board (acting with the approval of the Independent Director), after consulting with its financial advisor and outside legal counsel, and (III) the Company Board (acting with the approval of the Independent Director), has taken into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by Parent in writing prior to the end of the Notice Period and has determined in good faith, after consulting with its financial advisor and outside legal counsel, that a failure to make such Change of Company Recommendation and/or terminate this Agreement pursuant to Section 9.3(c), as applicable, would still be inconsistent with the directors’ fiduciary duties under applicable Law; it being understood that any amendments or other revisions to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal, including for purposes of the Notice Period; provided, however, subsequent to the initial Notice Period, the Notice Period shall be reduced to two (2) Business Days.

(c) Certain Permitted Disclosure. Nothing contained in this Section 7.2 shall prohibit the Company Board from (i) taking and disclosing a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law, which actions shall not constitute or be deemed to constitute a Change of Company Recommendation; provided, however, that (A) any such disclosure permitted under clause (i) above that relates to a Company Acquisition Proposal shall be deemed a Change of Company Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure and (B) any Change of Company Recommendation may only be made in accordance with Section 7.2(b).

(d) Notice. The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify the Special Committee if any inquiries, proposals or offers with respect to any Company Acquisition Proposal or that could reasonably be expected to lead to any Company Acquisition Proposal are received by, any information in connection therewith is requested from, or any such discussions or negotiations related thereto are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person making the Company Acquisition Proposal and providing copies of any written requests, proposals or offers, including proposed agreements and the material terms and conditions of any oral proposals or offers, and thereafter shall keep the Special Committee reasonably informed, on a reasonably current basis, of the status and terms of any such inquiries, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

7.3 Parent Acquisition Proposals.

(a) No Solicitation or Negotiation. Parent agrees that, except as expressly permitted by this Section 7.3, neither it nor any of its directors, officers and employees shall, and that it shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any Parent Acquisition Proposal, or provide any nonpublic information or data to any Person in connection with the foregoing, in each case, except to notify such Person of the existence of the provisions of this Section 7.3; or

(iii) resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 7.3(a), prior to the time, but not after, the Parent Stockholder Approval and the Parent Majority of the Minority Stockholder Approval is obtained, Parent and its Representatives may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Parent Acquisition Proposal after the date of this Agreement that did not result from a breach in any material respect of this Section 7.3 if Parent receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to such Person in the aggregate than those contained in the Confidentiality Agreement; provided, however, that such information has previously been made available to the Company or is made available to the Company prior to or promptly after the time such information is made available to such Person; and (B) engage or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Parent Acquisition Proposal, if (I) Parent shall have provided the Company with a copy of the written Parent Acquisition Proposal, (II) prior to taking any action described in clause (A) or (B) directly above, the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (III) in each such case referred to in clause (A) or (B) directly above, the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee shall be permitted to waive or fail to enforce any standstill provision of a confidentiality agreement or similar obligation of any Person to the extent that the Parent Board or the Special Committee determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) No Change in Parent Recommendation or Alternative Parent Acquisition Agreement. The Parent Board and the Special Committee shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Recommendation, (B) authorize, approve, recommend or otherwise declare advisable, or publicly propose to authorize, approve, recommend or otherwise declare advisable, any Parent Acquisition Proposal or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (C) fail to include the Parent Recommendation in the Joint Disclosure Statement, (D) if any Parent Acquisition Proposal structured as a tender offer or exchange offer is commenced, fail to recommend against acceptance of such tender offer or exchange offer by Parent’s stockholders within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (E) fail to publicly reaffirm the Parent Recommendation within ten (10) Business Days after receiving a written request to do so from the Company promptly after any Parent Acquisition Proposal or any material modification thereto shall have first been publicly made, sent or given to the holders of Parent Shares, or within two (2) Business Days of such request in the event such Parent Acquisition Proposal or material modification is publicly made, sent or given less than ten (10) Business Days prior to the then-scheduled Parent Stockholders Meeting (provided that the Company may only make such request once with respect to any Parent Acquisition Proposal and once for each material modification thereto) (any of the foregoing actions or inactions in this Section 7.3(b)(i) by the Parent Board or the Special Committee, a “Change of Parent Recommendation”) or otherwise resolve or agree to take any of the foregoing actions in this Section 7.3(b)(i); or

(ii) cause or permit Parent to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in Section 7.3(a) entered into in compliance with Section 7.3(a)) relating to any Parent Acquisition Proposal (an “Alternative Parent Acquisition Agreement”) or otherwise resolve or agree to do so.

Notwithstanding anything to the contrary set forth in this Section 7.3(b), the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee may, prior to but not after the time the Parent Stockholder Approval and the Parent Majority of the Minority Stockholder Approval is obtained, (A) make a Change of Parent Recommendation if a Parent Intervening Event has occurred and the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consulting with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law, or (B) make a Change of Parent Recommendation and/or terminate this Agreement pursuant to Section 9.4(c), if Parent receives a Parent Acquisition Proposal and the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consulting with its financial advisor and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law; provided that neither the Parent Board nor the Special Committee may take any such action (and the Special Committee may not recommend to the Parent Board to take such action) unless (I) prior to making such Change of Parent Recommendation and/or terminating this Agreement pursuant to Section 9.4(c), as applicable, Parent provides prior written notice to the Company at least four (4) Business Days in advance (the “Parent Notice Period”) of its intention to take such action and the basis thereof, which notice shall include, in the case of a Parent Superior Proposal, a written copy of the Parent Superior Proposal (and copies of the then latest draft agreements reflecting the terms of the Parent Superior Proposal) and, in the case of a Parent Intervening Event, a reasonably detailed description of such Parent Intervening Event, (II) during the Parent Notice Period, Parent shall, and shall cause its employees, financial advisor and outside legal counsel to, be reasonably available to negotiate with the Company in good faith should the Company propose to make amendments or other revisions to the terms and conditions of this Agreement such that, in the case of a Parent Superior Proposal, such Parent Acquisition Proposal no longer constitutes a Parent Superior Proposal or, in the case of a Parent Intervening Event, the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law as determined in the good faith judgment of the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee, after consulting with its financial advisor and outside legal counsel, and (III) the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee, as the case may be, has taken into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by the Company in writing prior to the end of the Parent Notice Period and has determined in good faith, after consulting with its financial advisor and outside legal counsel, that a failure to make such Change of Parent Recommendation and/or terminate this Agreement pursuant to Section 9.4(c), as applicable, would still be inconsistent with the directors’ fiduciary duties under applicable Law; it being understood that any amendments or other revisions to any Parent Acquisition Proposal will be deemed to be a new Parent Acquisition Proposal, including for purposes of the Parent Notice Period; provided, however, subsequent to the initial Parent Notice Period, the Parent Notice Period shall be reduced to two (2) Business Days.

(c) Certain Permitted Disclosure. Nothing contained in this Section 7.3 shall prohibit the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Section 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of Parent that is required by applicable Law, which actions shall not constitute or be deemed to constitute a Change of Parent Recommendation; provided, however, that (A) any such disclosure permitted under clause (i) above that relates to a Parent Acquisition Proposal shall be deemed a Change of Parent Recommendation unless the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee expressly publicly reaffirms the Parent Recommendation in connection with such disclosure and (B) any Change of Parent Recommendation may only be made in accordance with Section 7.3(b).

(d) Notice. Parent agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify the Company if any inquiries, proposals or offers with respect to any Parent Acquisition Proposal or that could reasonably be expected to lead to any Parent Acquisition Proposal are received by, any information in connection therewith is requested from, or any such discussions or negotiations related thereto are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person making the Parent Acquisition Proposal and providing copies of any written requests, proposals or offers, including proposed agreements and the material terms and conditions of any oral proposals or offers, and thereafter shall keep the Company reasonably informed, on a reasonably current basis, of the status and terms of any such inquiries, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

7.4 Preparation of Form S-4 and Joint Disclosure Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy and consent solicitation statement (as amended or supplemented from time to time, the “Joint Disclosure Statement”) to be (x) sent to the stockholders of Parent relating to the Parent Stockholders Meeting and (y) sent to the stockholders of the Company for purposes of soliciting written consents to obtain the Company Stockholder Approval and (ii) Parent and the Company shall jointly prepare and Parent shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”) pursuant to which the Parent Shares to be issued in the Merger will be registered with the SEC, in which the Joint

Disclosure Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Parent Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Disclosure Statement. Without limiting the foregoing, the Company shall furnish to Parent, as soon as reasonably practicable, the consolidated financial statements of the Company and its Subsidiaries required for inclusion in the Form S-4 and the Joint Disclosure Statement, which financial statements shall comply with all applicable SEC regulations and be suitable for inclusion in the Form S-4 and the Joint Disclosure Statement and shall be prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto). The Company shall furnish to Parent no later than forty-five (45) days following the end of each calendar quarter subsequent to the filing of the Form S-4, financial statements of the Company and its Subsidiaries that satisfy the requirements set forth above. The Company shall cooperate with Parent in preparing any pro forma financial statements that may be required to be included in the Form S-4.

(b) As promptly as practicable after the Form S-4 shall have become effective (but in no event later than five (5) Business Days after the date that the Form S-4 is declared effective), each of Parent and the Company shall use its reasonable best efforts to cause the Joint Disclosure Statement to be mailed to the holders of the Parent Shares and the holders of the Company Shares, respectively. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Disclosure Statement will made by the Company or Parent, in each case, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Disclosure Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent. Parent and the Company shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Disclosure Statement or the Form S-4 or for additional information. Unless a Change of Company Recommendation or a Change of Parent Recommendation shall have occurred in accordance with Section 7.2 or Section 7.3, as applicable, the Company Recommendation and the Parent Recommendation, respectively, shall be included in the Joint Disclosure Statement.

7.5 Company Stockholder Approval; Parent Stockholders Meetings.

(a) Company Stockholder Approval. As promptly as practicable after the effectiveness of the Form S-4, the Company shall solicit approval by written consent from a sufficient number of holders of Company Shares for purposes of obtaining the Company Stockholder Approval. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable on its part to cause the Company Stockholder Approval to be obtained. Notwithstanding anything to the contrary contained in this Agreement, if subsequent to the date of this Agreement a Change of Company Recommendation shall have occurred, the Company shall nevertheless submit the Agreement to the holders of Company Shares for adoption by written consent unless and until this Agreement is terminated in accordance with its terms.

(b) Parent Stockholders Meeting. Promptly after the date hereof and in consultation with the Company, Parent will set preliminary record dates for the Parent Stockholders Meeting and commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Parent, acting through the Parent Board (or the Special Committee), shall, as promptly as practicable (and in any event within thirty (30) Business Days) after the Form S-4 has been declared effective, take all action necessary, including under the DGCL, to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval and the Parent Majority of the Minority Stockholder Approval (including any adjournment, recess or postponement thereof, the “Parent Stockholders Meeting”) and shall not postpone, recess or adjourn such meeting; provided that Parent may postpone, recess or adjourn the Parent Stockholders Meeting (i) to the extent required by applicable Law or (ii) if Parent (or the Special Committee) reasonably believes that (A) it is necessary to postpone, recess or adjourn the Parent Stockholders Meeting to ensure that any required supplement or amendment to the Form S-4 or the Joint Disclosure Statement is provided to its stockholders a reasonable amount of time in advance of the Parent Stockholders Meeting or (B) (1) it will not receive proxies sufficient to obtain the Parent Stockholder Approval or the Parent Majority of the Minority Stockholder Approval, whether or not a quorum is present, or (2) insufficient Parent Shares will be represented (either in person or by proxy) at the Parent Stockholders Meeting to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, then in each case Parent (or the Special Committee) may postpone, recess or adjourn, or make one or more successive postponements, recesses or adjournments of, the Parent Stockholders Meeting, as long as, in the case of any postponement, recess or adjournment, the Parent Stockholders Meeting is not postponed, recessed or adjourned to a date that is more than forty-five (45) days after the date on which the Parent Stockholders Meeting was originally scheduled without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Parent, acting through the Parent Board or the Special Committee, shall, unless the Parent Board has made a Change of Parent Recommendation in accordance with Section 7.3, (1) include in the Joint Disclosure Statement the Parent Recommendation, (2) use its reasonable best efforts to obtain the Parent Stockholder Approval or the Parent Majority of the Minority Stockholder Approval, including to actively solicit proxies necessary to obtain the Parent Stockholder Approval or the Parent Majority of the Minority Stockholder Approval, and (3) postpone, recess or adjourn the Parent Stockholders Meeting for a period of no more than forty-five (45) days after the date on which the Parent Stockholders Meeting was originally scheduled upon and pursuant to the written request from the Company if the Company reasonably believes that (A) Parent will not receive proxies sufficient to obtain the Parent Stockholder Approval and the Parent Majority of the Minority Stockholder Approval, whether or not a quorum is present, or (B) insufficient Parent Shares will be represented (either in person or by proxy) at the Parent Stockholders Meeting to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company. Notwithstanding anything to the contrary contained in this Agreement, if subsequent to the date of this Agreement a Change of Parent Recommendation shall have occurred, Parent nevertheless shall submit the Parent Share Issuance and the Merger to the holders of Parent Shares for approval at the Parent Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

7.6 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries, if any, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, subject to the other provisions of this Section 7.6, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement including the Company Approvals and the Parent Approvals.

(b) Information. Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other as promptly as reasonably practicable with all information concerning itself, its Subsidiaries, if any, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Disclosure Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of the Company’s Subsidiaries or Parent’s Subsidiaries, if any, to any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Third-Party Consents. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary and proper or advisable on its part under this Agreement and applicable Law to obtain as promptly as reasonably practicable all Third-Party Consents; provided, however, that (i) except as set forth in clause (ii) below, neither Party shall be obligated to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value (other than customary processing fees) for the purposes of obtaining any such Third-Party Consents and (ii) neither Party will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value (other than customary processing fees), for the purposes of obtaining any such Third-Party Consents without the prior consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

7.7 Access and Reports. Subject to applicable Law (including any Law issued in response to the COVID-19 (or SARS-CoV-2) virus) and any applicable privileges and protections (including attorney-client privilege, attorney work-product protections and confidentiality protections) and contractual confidentiality obligations, in each case that would not reasonably be expected to be preserved or maintained through counsel-to-counsel disclosure, redaction or other customary procedures (and with respect to any contractual confidentiality obligations, so long as the Company or Parent, as applicable, has taken reasonable best efforts to obtain a waiver with respect to such contractual confidentiality obligations), upon reasonable notice, each of the Company and Parent shall afford officers and other Representatives of the other Party reasonable access, during normal business hours throughout the period prior to the Effective Time, to their respective employees, properties, books, contracts and records and, during such period, each of the Company and Parent shall furnish promptly to the other Party all information concerning their respective business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent, as applicable, herein; and provided, further, that (a) the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as applicable, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or Parent, as applicable, it being agreed that, in the case of each of clauses (i) and (ii), the Company or Parent, as applicable, shall give notice to the other Party of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection and (b) such access may be limited to the extent that the Company or Parent reasonably determines, in light of the COVID-19 (or SARS-CoV-2) virus, that such access would jeopardize the health and safety of any employee of the Company or Parent, as applicable. All such information provided pursuant to this Section 7.7 shall be governed by the terms of the Confidentiality Agreement.

7.8 NASDAQ Listing. Parent shall use its reasonable best efforts to cause (i) the Parent Shares to be issued pursuant to the Merger, (ii) the Parent Shares issuable upon exercise or settlement of the Company Equity Awards or Company Warrant after the Effective Time and (iii) the Parent Shares potentially issuable after the Effective Time pursuant to the contingent value rights under the FDA CVR Agreement and the Sales CVR Agreement, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date. Parent shall use reasonable best efforts to cause the ticker to be used for trading of the Parent Shares after the Merger to be “IBRX” or such other ticker as shall be agreed to by the Company.

7.9 Publicity. The initial press release regarding the Merger and the other transactions contemplated hereby shall be a joint press release in the form heretofore agreed to by the Parties and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements, disclosures or communications with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings, furnishings or submissions of documents with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in which case the Party making the disclosure shall give the other Party reasonable opportunity to review and comment upon such disclosure or communication to the extent reasonably practicable and legally permitted, and except for any matters referred to in, and made in compliance with, Section 7.2 and Section 7.3. Notwithstanding the foregoing, the Company and Parent each may, without such consultation or consent, make such disclosures and communications in response to inquiries from the press or analysts, or via presentations, publicly available conference calls and other forums to employees, customers, suppliers and investors to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by both the Company and Parent.

7.10 Expenses. Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense; provided, however, Parent and the Company shall share equally the fees and expenses incurred in relation to (i) the printing and filing with the SEC of the Form S-4 (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC and (ii) the filing and application fees payable to NASDAQ in connection with the listing of the Parent Shares to be issued in the Merger.

7.11 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time until the sixth (6th) anniversary thereof, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding to the extent arising out of or related to such Indemnified Party’s service as a director or officer of the Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and the Company’s certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s certificate of incorporation or bylaws in effect on the date hereof; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Without limiting the foregoing, from and after the Effective Time until the sixth (6th) anniversary thereof, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause, to the fullest extent permitted under applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to the limitations of liabilities of directors and executive officers, advancement of expenses and indemnification than are set forth in the certificate of incorporation and the bylaws of the Company as in effect as of the date of this Agreement.

(b) The Company may (and if requested by Parent prior to the Closing, the Company shall), obtain and fully pay for (or Parent may cause the Surviving Corporation to obtain and fully pay for) “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from insurance carriers with credit ratings the same as or better than the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time with benefits and levels of coverage at least as favorable as the Company’s existing policies (including in connection with this Agreement or the transactions or actions contemplated hereby) with respect to those Indemnified Parties who are currently (and any additional Indemnified Parties who prior to the Effective Time become) covered by the Company’s D&O Insurance; provided, however, that such “tail” insurance shall not have a one-time premium in excess of 300% of the amount per annum the Company paid for the current D&O Insurance policies; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Parties shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or other employees including the Indemnified Parties; it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution of any such claims under such policies.

(e) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) The rights of the Indemnified Parties under this Section 7.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or under any applicable Contracts or Laws.

7.12 Approval of Sole Stockholder of Merger Sub. Promptly following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and Merger Sub’s certificate of incorporation and bylaws, in Parent’s capacity as sole stockholder thereof, a written consent adopting this Agreement.

7.13 Other Actions.

(a) Section 16 Matters. Prior to the Effective Time, Parent shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the acquisitions of equity securities of Parent (including any derivative securities) pursuant to the Merger and the other transactions contemplated by this Agreement by any Person who is, or who will become, an officer or director of Parent and is subject to Section 16 of the Exchange Act, or will become subject to Section 16 of the Exchange Act as of the Effective Time, are exempt under Rule 16b-3 promulgated under the Exchange Act.

(b) Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Company’s Knowledge, threatened, against the Company or any members of the Company Board after the date hereof and prior to the Effective Time (“Company Transaction Litigation”), the Company shall promptly notify Parent of any such Company Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense of any Company Transaction Litigation, shall consider in good faith Parent’s advice with respect to such Company Transaction Litigation and shall not settle or agree to settle any Company Transaction Litigation without Parent’s prior written consent. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Parent’s Knowledge, threatened, against Parent or any members of the Parent Board or the Special Committee after the date hereof and prior to the Effective Time (“Parent Transaction Litigation” and together with Company Transaction Litigation, “Transaction Litigation”), Parent shall promptly notify the Company of any such Parent Transaction Litigation and shall keep the Company reasonably informed with respect to the status thereof. Parent shall give the Company the opportunity to participate in the defense of any Parent Transaction Litigation, shall consider in good faith the Company’s advice with respect to such Parent Transaction Litigation and shall not settle or agree to settle any Parent Transaction Litigation without the Company’s prior written consent. The Company and Parent agree to cooperate with each other with respect to the defense and settlement of any Transaction Litigation. Without otherwise limiting the members of the Special Committee’s rights with regards to counsel, following the Effective Time, the members of the Special Committee with rights to indemnification from Parent shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such members of the Special Committee to defend the members of the Special Committee with respect to any Parent Transaction Litigation.

(c) Termination of Certain Agreements and Rights. The Company shall use commercially reasonable efforts to terminate any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and holders of Company Shares as of immediately prior to the Effective Time.

7.14 Certain Tax Matters.

(a) Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinion described in Section 8.3(d), including by delivering to Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) (or the Company’s Replacement Counsel, if applicable) a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer, containing customary representations, warranties and covenants, and in form and substance reasonably satisfactory to Fried Frank (or the Company’s Replacement Counsel, if applicable) and any similar opinions required to be attached as exhibits to the Form S-4.

(b) Each of the Company and Parent shall not, and shall cause each of its Subsidiaries not to, take any action that is reasonably likely to, or fail to take any action which failure is reasonably likely to, prevent or impede the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or the issuance of any of the Tax opinions described in Section 7.14(a).

(c) For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of Code, and this Agreement is intended to constitute, and is hereby adopted by Parent, Merger Sub and the Company as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code.

(d) Any liability arising out of any documentary, sales, use, real property transfer, registration, transfer, stamp, recording or other similar Tax with respect to the transactions contemplated by this Agreement shall be borne by the Surviving Corporation and expressly shall not be a liability of the stockholders of the Company.

(e) At the request of the Company (and provided that such request would not reasonably be expected to impede or materially delay consummation of the Merger), Parent agrees to cause the Surviving Corporation, immediately after the Effective Time and as part of the plan of reorganization, to merge with and into a newly organized limited liability company wholly owned by Parent (“Newco”), with Newco as the surviving entity.

(f) Not later than the Closing Date the Company shall deliver to Parent a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE VIII

Conditions

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that none of the conditions set forth in clauses (a), (b) or (c) below may be waived by any of the Parties):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with the rules and regulations of NASDAQ, applicable Law and the certificate of incorporation and bylaws of Parent.

(c) Parent Majority of the Minority Stockholder Approval. The Parent Majority of the Minority Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of Parent.

(d) No Injunction. No court or other Governmental Entity of competent jurisdiction shall have issued, enforced or entered an Order or enacted, issued, promulgated or enforced any Law (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger or the Parent Share Issuance.

(e) Registration. The SEC shall have declared the Form S-4 effective under the Securities Act, and no stop order or similar restraining order by the SEC suspending the effectiveness of the Form S-4 shall be in effect.

(f) NASDAQ Listing. The Parent Shares issuable to the holders of Company Shares pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent by action of the Special Committee or the Parent Board (acting upon the recommendation of the Special Committee) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 5.1(a) (Organization, Good Standing and Qualification), Sections 5.2(b) - (c) (Capital Structure) and Section 5.3 (Corporate Authority) shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time); (ii) each of the representations and warranties of the Company set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all respects (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except for de minimis inaccuracies; (iii) the representations and warranties of the Company set forth in Section 5.6(b) (Absence of Certain Changes) shall be true and correct as of the Closing Date; and (iv) each other representation and warranty of the Company set forth in Article V shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct (disregarding all qualifications or limitations as to “material,” “Company Material Adverse Effect” and words of similar import set forth therein) that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officers’ Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read Sections 8.2(a) and 8.2(b) and that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company by action of the Company Board (acting with the approval of the Independent Director) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 6.1(a) (Organization, Good Standing and Qualification), Section 6.2(b) - (c) (Capital Structure) and Section 6.3 (Corporate Authority) shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time); (ii) each of the representations and warranties of Parent set forth in Section 6.2(a) (Capital Structure) shall be true and correct in all respects (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except for de minimis inaccuracies; (iii) the representations and warranties of Parent and Merger Sub set forth in Section 6.6(b) (Absence of Certain Changes) shall be true and correct as of the Closing Date; and (iv) each other representation and warranty of Parent and Merger Sub set forth in Article VI shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct (disregarding all qualifications or limitations as to “material,” “Parent Material Adverse Effect” and words of similar import set forth therein) that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officers’ Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to the effect that such executive officer has read Sections 8.3(a) and 8.3(b) and that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received a written opinion of Fried Frank (or if Fried Frank is unable to issue such an opinion, of another nationally recognized law firm proposed by Parent that is reasonably acceptable to the Company (the “Company’s Replacement Counsel”)), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fried Frank (or the Company’s Replacement Counsel, if applicable) shall be entitled to receive and rely upon customary assumptions, representations, warranties and covenants, including those contained in this Agreement and in the tax representation letters described in Section 7.14.

ARTICLE IX

Termination

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval or the Parent Majority of the Minority Stockholder Approval has been obtained, by mutual written consent of the Company by action of the Company Board (acting with the approval of the Independent Director) and Parent by action of the Special Committee or the Parent Board (acting upon the recommendation of the Special Committee).

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company by action of the Company Board (acting with the approval of the Independent Director) or Parent by action of the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee if:

(a) the Merger shall not have been consummated by September 20, 2021 (the “Outside Date”), whether such date is before or after the date by which the Company Stockholder Approval, the Parent Stockholder Approval or the Parent Majority of the Minority Stockholder Approval have been obtained; provided that the right to terminate this Agreement under this Section 9.2(a) shall not be available to any Party hereto if the breach by such Party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the failure of this condition;

(b) the Parent Stockholder Approval or the Parent Majority of the Minority Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting, including at any adjournment, recess or postponement of the Parent Stockholders Meeting, held in accordance with this Agreement; or

(c) (i) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable or (ii) any Law shall have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger (in the case of each of clauses (i) and (ii) whether before or after the Company Stockholder Approval, the Parent Stockholder Approval or the Parent Majority of the Minority Stockholder Approval have been obtained); provided that the right to terminate this Agreement under this Section 9.2(c) shall not be available to any Party hereto that has breached in any material respect its obligations to use its reasonable best efforts pursuant to Section 7.6.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company by action of the Company Board (acting with the approval of the Independent Director) if:

(a) a Change of Parent Recommendation shall have occurred; provided that, following such a Change of Parent Recommendation, the Company shall no longer have the right to terminate this Agreement pursuant to this Section 9.3(a) after the Parent Majority of the Minority Stockholder Approval shall have been obtained;

(b) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) one (1) Business Day before the Outside Date (whether before or after the Company Stockholder Approval, the Parent Stockholder Approval or the Parent Majority of the Minority Stockholder Approval shall have been obtained); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if the Company is then in breach of this Agreement such that any of the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; or

(c) at any time prior to the time the Company Stockholder Approval is obtained, in order to enter into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal in accordance with Section 7.2; provided, that the right to terminate this Agreement pursuant to this Section 9.3(c) shall not be available unless substantially concurrently with or prior to (and as a condition to) such termination, (i) the Company pays to Parent the Termination Fee pursuant to Section 9.5(b) and (ii) the Company duly executes and delivers a definitive Alternative Company Acquisition Agreement with respect to such Company Superior Proposal to the counterparty thereto.

9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent by action of the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee if:

(a) a Change of Company Recommendation shall have occurred; provided that, following such a Change of Company Recommendation, Parent shall no longer have the right to terminate this Agreement pursuant to this Section 9.4(a) after the Company Stockholder Approval has been obtained;

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) one (1) Business Day before the Outside Date (whether before or after the Company Stockholder Approval or the Parent Stockholder Approval and the Parent Majority of the Minority Stockholder Approval shall have been obtained); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(b) if Parent is then in breach of this Agreement such that any of the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied;

(c) at any time prior to the time the Parent Stockholder Approval and the Parent Majority of the Minority Stockholder Approval shall been obtained, in order to enter into an Alternative Parent Acquisition Agreement providing for a Parent Superior Proposal in accordance with Section 7.3; provided, that the right to terminate this Agreement pursuant to this Section 9.4(c) shall not be available unless substantially concurrently with or prior to (and as a condition to) such termination, (i) Parent pays to the Company the Parent Termination Fee pursuant to Section 9.5(b) and (ii) Parent duly executes and delivers a definitive Alternative Parent Acquisition Agreement with respect to such Parent Superior Proposal to the counterparty thereto; or

(d) the Company Stockholder Approval shall not have been obtained within two (2) Business Days after the Form S-4 shall have been declared effective.

9.5 Effect of Termination and Abandonment.

(a) Except as provided in Section 9.5(b) and Section 9.5(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, that (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from fraud or any Willful and Material Breach of this Agreement and (ii) the provisions set forth in Section 7.10, this Section 9.5, Article X and the Confidentiality Agreement shall survive the termination of this Agreement.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 9.3(c);

(ii) this Agreement is terminated by Parent pursuant to Section 9.4(a); or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 9.4(d); and (B) (I) a bona fide Company Acquisition Proposal shall have been (1) made known to the Company or publicly made or disclosed and (2) not withdrawn (which withdrawal shall be public if such Company Acquisition Proposal has been publicly made or disclosed) prior to the time of termination of this Agreement and (II) concurrently with or within twelve (12) months of such termination, the Company shall have consummated a Company Acquisition Proposal or entered into a definitive Alternative Company Acquisition Agreement relating to a Company Acquisition Proposal that is subsequently consummated (whether or not, in each case, such Company Acquisition Proposal is the same one as the Company Acquisition Proposal referred to in clause (B)(I)); provided that, for purposes of clause (B) of this Section 9.5(b)(iii), references to “twenty percent (20%)” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay to Parent (or its designee(s)), by wire transfer of same-day funds, a termination fee of $87,610,000 (the “Termination Fee”) (x) in the case of Section 9.5(b)(i), substantially concurrently with the termination of this Agreement pursuant to Section 9.3(c); (y) in the case of Section 9.5(b)(ii), no later than two (2) Business Days after the date of termination of this Agreement pursuant to Section 9.4(a); and (z) in the case of Section 9.5(b)(iii), immediately prior to or substantially concurrent with the last to occur of the events set forth in Section 9.5(b)(iii). It is understood and agreed that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 9.4(c);

(ii) this Agreement is terminated by the Company pursuant to Section 9.3(a); or

(iii) (A) this Agreement is terminated by either the Company or Parent pursuant to Section 9.2(b) under circumstances in which the Parent Majority of the Minority Stockholder Approval is not obtained; and (B) (I) a bona fide Parent Acquisition Proposal shall have been (1) made known to the Special Committee or publicly made or disclosed and (2) not withdrawn (which withdrawal shall be public if such Parent Acquisition Proposal has been publicly made or disclosed) prior to the date of the Parent Stockholders Meeting and (II) concurrently with or within twelve (12) months of such termination, Parent shall have consummated a Parent Acquisition Proposal or entered into a definitive Alternative Parent Acquisition Agreement relating to a Parent Acquisition Proposal that is subsequently consummated (whether or not, in each case, such Parent Acquisition Proposal is the same one as the Parent Acquisition Proposal referred to in clause (B)(I)); provided that, for purposes of clause (B) of this Section 9.5(c)(iii), references to “twenty percent (20%)” in the definition of “Parent Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”;

then Parent shall pay to the Company (or its designee(s)), by wire transfer of same-day funds, a termination fee of $34,070,000 (the “Parent Termination Fee”) (x) in the case of Section 9.5(c)(i), substantially concurrently with the termination of this Agreement pursuant to Section 9.4(c); (y) in the case of Section 9.5(c)(ii), no later than two (2) Business Days after the date of termination of this Agreement pursuant to Section 9.3(a); and (z) in the case of Section 9.5(c)(iii), immediately prior to or substantially concurrent with the last to occur of the events set forth in Section 9.5(c)(iii). It is understood and agreed that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Each of the Company and Parent acknowledges that the agreements contained in Section 9.5(b) and Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement and the damages resulting from termination of this Agreement under circumstances where a Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, each of the Termination Fee payable pursuant to Section 9.5(b) and the Parent Termination Fee payable pursuant to Section 9.5(c) is not a penalty but rather constitutes an amount akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by this Agreement. Accordingly, if (i) the Company fails to promptly pay the Termination Fee due by it pursuant to Section 9.5(b) or (ii) Parent fails to promptly pay the Parent Termination Fee due by it pursuant to Section 9.5(c) and, in order to obtain such payment Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the Company or Parent, as applicable, for the Termination Fee set forth in Section 9.5(b) or the Parent Termination Fee set forth in Section 9.5(c), the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, their costs and expenses (including attorneys’ fees) in connection with such Proceeding, together with interest on the amount of the fee at the prime rate set forth in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(e) In the event that the Termination Fee is paid to Parent in circumstances in which such fee is payable pursuant to Section 9.5(b), payment of the Termination Fee, together with any costs and expenses and interest payable pursuant to Section 9.5(d), shall be the sole and exclusive remedy of Parent and its Related Persons in such capacity against the Company and its Related Persons in such capacity (the “Company Related Persons”) for any cost, expense, loss, damage, liability or obligation suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company or any Company Related Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that nothing in this Section 9.5(e) shall relieve any Party of any liability or damages resulting from fraud or any Willful and Material Breach of this Agreement. The provisions of this Section 9.5(e) are intended to be for the benefit of, and shall be enforceable by, each of the Company Related Persons.

(f) In the event that the Parent Termination Fee is paid to the Company in circumstances in which such fee is payable pursuant to Section 9.5(c), payment of the Parent Termination Fee, together with any costs and expenses and interest payable pursuant to Section 9.5(d), shall be the sole and exclusive remedy of the Company and its Related Persons in such capacity against Parent and its Related Persons in such capacity (the “Parent Related Persons”) for any cost, expense, loss, damage, liability or obligation suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of Parent or any Parent Related Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that nothing in this Section 9.5(f) shall relieve any Party of any liability or damages resulting from fraud or any Willful and Material Breach of this Agreement. The provisions of this Section 9.5(f) are intended to be for the benefit of, and shall be enforceable by, each of the Parent Related Persons.

ARTICLE X

Miscellaneous and General

10.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered in connection therewith pursuant to this Agreement will survive the Effective Time. None of the covenants and agreements of the Parties will survive the Effective Time to the extent their terms contemplate performance prior to the Effective Time. This Section 10.1 will not limit Section 9.5 or any other covenant or agreement of the Parties to the extent its terms contemplate performance after the Effective Time.

10.2 Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, however, that, after receipt of the Company Stockholder Approval, any amendment which, by Law requires further approval by the Company’s stockholders for its effectiveness shall be subject to receipt of such approval; provided, further, that, after the receipt of the Parent Stockholder Approval and the Parent Majority of the Minority Stockholder Approval, any amendment which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by Parent’s stockholders for its effectiveness shall be subject to receipt of such approval.

10.3 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) located in New Castle County in the State of Delaware or the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 10.4, TO ENTER INTO THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE.

10.5 Specific Performance. The Parties acknowledge and agree that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies the Parties may have in equity or at law, each Party shall, unless this Agreement has been terminated in accordance with its terms, be entitled to specific performance and injunctive relief as a remedy for any such breach including an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the courts specified in Section 10.4(b), in each case without necessity of posting a bond or other form of security. The right to specific performance hereunder shall include the right of a Party to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers and other communications to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email. Such communications must be sent to the respective Parties at the following addresses or email addresses (or at such other address or facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.6):

If to Parent or Merger Sub:

NantKwest, Inc.

3530 John Hopkins Court

San Diego, CA 92121

Attention:        Steven Yang

Email:             steven.yang@nantkwest.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:        Stuart M. Cable

  Lisa R. Haddad

Email:             scable@goodwinlaw.com

  lhaddad@goodwinlaw.com

If to the Company:

ImmunityBio, Inc.

9920 Jefferson Blvd.

Culver City, CA 90232

Attention:         Patrick Soon-Shiong, MBBCh, FRCS (C), FACS

   Charles Kim

Email:               pss@nantworks.com

   ckim@nantworks.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:         Philip Richter

   Maxwell Yim

Email:              philip.richter@friedfrank.com

   maxwell.yim@friedfrank.com

10.7 Entire Agreement. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreements, the Exhibits and the documents and instruments referred to herein that are to be delivered at Closing) and that certain confidential letter agreement, dated October 20, 2020, between Parent and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, oral or written with respect to such matters.

10.8 No Third-Party Beneficiaries. Except as provided in Section 7.11, Section 7.14(b), Section 9.5(e) or Section 9.5(f), Parent and Merger Sub hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the Company and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent and Merger Sub, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties. The Parties further agree that the rights of third-party beneficiaries under Section 7.11 shall not arise unless and until the Effective Time occurs.

10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company, if any, to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) Where a reference in this Agreement is made to an Article, Section, Subsection, Recital, Preamble or Exhibit, such reference shall be to an Article, Section, Subsection, Recital, Preamble or Exhibit of or to this Agreement, unless otherwise indicated.

(c) Unless the express context otherwise requires: (i) the word “day” means calendar day; (ii) the words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (iv) the term “dollars” and the symbol “$” mean United States Dollars and all amounts in this Agreement shall be paid in United States Dollars, unless specifically otherwise provided, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than United States Dollars, the United States Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to United States Dollars at the foreign exchange rates published in The Wall Street Journal, Eastern Edition and in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vi) the term “or” is not exclusive and has the meaning represented by the phrase “and/or”; (vii) references in this Agreement to any gender include the other gender; (viii) references in this Agreement to the “United States” or the “U.S.” mean the United States of America and its territories and possessions; (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (x) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; and (xi) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified.

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Letter or Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or Article VI or to one or more covenants contained in Article VII. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any undisclosed item or information of comparable or greater significance) is “material” or constitutes a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or affect the interpretation of such term for purposes of this Agreement.

(g) Except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto.

(h) The phrases “delivered,” “made available” and words of similar import, when used in this Agreement, shall mean that the information referred to has been (i) physically or electronically delivered to Parent, Merger Sub, the Company or any of their respective Representatives, as applicable, prior to the date hereof, (ii) posted to the data site maintained by (x) the Company or its Representatives or (y) Parent or its Representatives, as applicable, in connection with the transactions contemplated by this Agreement prior to December 20, 2020, or (iii) in the case of Parent, filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof.

10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 10.12 shall be null and void.

10.13 Certain Definitions. As used in this Agreement, except as otherwise specifically provided herein, the following terms have the meanings set forth in this Section 10.13:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, however, that, unless otherwise explicitly stated, Parent and its Subsidiaries shall be deemed to not be Affiliates of the Company and its Subsidiaries (and vice versa) for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Company Acquisition Agreement” has the meaning set forth in Section 7.2(b)(ii).

“Alternative Parent Acquisition Agreement” has the meaning set forth in Section 7.3(b)(ii).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd1, et seq.), (b) the Corruption of Foreign Public Officials Act, S.C. 2002, c. 8 (Canada) and (c) all other anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws of each jurisdiction in which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, operates or has operated and in which any Person acting on behalf of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, including any officer, director, employee or agent thereof, is conducting or has conducted business involving the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“Applicable Date” has the meaning set forth in Section 5.8(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.3(a).

“Business Day” means any day ending at 11:59 p.m. (New York City time) other than a Saturday or Sunday or a day on which (a) banks are required or authorized to close in New York City, New York, or (b) for purposes of determining the Closing Date only, the Office of the Secretary of State of Delaware is required or authorized to close.

“Certificate” has the meaning set forth in Section 4.1(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change of Company Recommendation” has the meaning set forth in Section 7.2(b)(i).

“Change of Parent Recommendation” has the meaning set forth in Section 7.3(b)(i).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any proposal, indication of interest or offer from any Person or group (as defined in or under Section 13 of the Exchange Act), other than the Company, Parent, Merger Sub or any of their respective Affiliates, with respect to any (a) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination, purchase or similar transaction involving the Company which if consummated would result in any Person or group (as defined in or under Section 13 of the Exchange Act) (other than the Company, Parent, Merger Sub or their respective Affiliates) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of twenty percent (20%) or more of the total voting power or of any class of equity securities of the Company or (b) direct or indirect acquisition, in one or a series of related transactions, of twenty percent (20%) or more of the total voting power or of any class of equity securities of the Company, or twenty percent (20%) or more of the assets of the Company (on a consolidated basis), in each case, other than the transactions contemplated by this Agreement.

“Company Approvals” has the meaning set forth in Section 5.4(a).

“Company Benefit Plan” means any benefit and compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which there is any present or future liability (whether contingent or otherwise) of, the Company or any of its Subsidiaries, including with respect to employment, consulting, independent contractor, pension, retirement, severance, termination, retention, change-in-control, deferred compensation, stock- and equity-based, phantom stock, employee stock ownership, incentive bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board” has the meaning set forth in the Recitals.

“Company Clinical Trial Investigator” has the meaning set forth in Section 5.19(a).

“Company Disclosure Document” means that certain disclosure document of the Company, dated as of December 19, 2020, attached as Section 10.13(a) of the Company Disclosure Letter.

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Equity Awards” has the meaning set forth in Section 4.3(b).

“Company Financial Advisors” has the meaning set forth in Section 5.18.

“Company Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate with such other changes, events, occurrences, state of facts, conditions, circumstances, developments or effects, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event, occurrence, state of facts, condition, circumstance, development or effect arising out of, or resulting from, any of the following, shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect: (i) changes in the economy, credit or financial markets or political, regulatory or business conditions in the United States or any other countries in which the Company or any of its Subsidiaries has any material operations; (ii) changes that are the result of factors generally affecting the industries, markets or geographical areas in which the Company and its Subsidiaries conduct their respective businesses; (iii) changes in GAAP or in any Law unrelated to this Agreement or the Merger and of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof; (iv) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect; (v) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, cyberattacks (provided that the Company has not materially breached any representation or warranty in Section 5.15(f) or Section 5.15(g)), terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other catastrophic weather or natural disaster, or any epidemic, pandemic or outbreak of illness (including the COVID-19 (or SARS-CoV-2) virus) or other public health event or any other force majeure event, whether or not caused by any Person (other than the Company or any of its Subsidiaries), or any national or international calamity or crisis; (vi) any actions taken or omitted to be taken by the Company or any of its Subsidiaries that are expressly required to be taken by this Agreement or any actions taken or omitted to be taken with Parent’s prior written consent or at Parent’s written request (except for any obligation to operate in the ordinary course or similar obligation); (vii) any changes, events, occurrences, state of facts, conditions, circumstances, developments or effects that were caused by the negotiation of, entry into or announcement, pendency or performance of the transactions contemplated by this Agreement; provided, however, that the exceptions in this clause (vii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 5.4 (and in Section 8.2(a) and Section 9.4(b) to the extent related to such portions of such representation); or (viii) any regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing changes, events, occurrences, state of facts, conditions, circumstances, developments or effects relating to or affecting any collaboration program between Parent and the Company and the related Product Candidates; provided, further, that, with respect to clauses (i), (ii), (iii), and (v), such change, event, occurrence, state of facts, condition, circumstance, development or effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent it disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size in the industry in which the Company and its Subsidiaries primarily operate.

“Company Options” has the meaning set forth in Section 4.3(a).

“Company Recommendation” has the meaning set forth in Section 5.3(b).

“Company Related Persons” has the meaning set forth in Section 9.5(e).

“Company’s Replacement Counsel” has the meaning set forth in Section 8.3(d).

“Company Shares” has the meaning set forth in the Recitals.

“Company Significant Stockholders” means, collectively, Cambridge Equities, LP, NantBio, Inc., California Capital Equity LLC and Dr. Patrick Soon-Shiong.

“Company Stock Plan” means the Company’s 2015 Stock Incentive Plan.

“Company Stockholder Approval” means the adoption of this Agreement by holders of majority of the outstanding Company Shares by action by written consent.

“Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal that would result in any Person (other than the Company, Parent, Merger Sub or any Affiliate thereof) becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the assets (on a consolidated basis) or fifty percent (50%) or more of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) that the Company Board (with the approval of the Independent Director) has determined in its good faith judgment, after consultation with its outside financial advisor(s) and outside legal counsel (a) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger (after taking into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee in writing pursuant to Section 7.2(b) and the time likely to be required to consummate such Company Acquisition Proposal) and (b) is reasonably capable of being consummated on the terms so proposed.

“Company Transaction Litigation” has the meaning set forth in Section 7.13(b).

“Company Voting Agreement” has the meaning set forth in the Recitals.

“Company Warrant” has the meaning set forth in Section 4.3(c).

“Confidentiality Agreement” has the meaning set forth in Section 10.7.

“Contract” means any legally binding agreement, lease, sublease, license, contract, note, mortgage, indenture, arrangement or other obligation and any amendment, waiver or other modification thereto.

“CVR Agreements” means (i) the FDA CVR Agreement, the Sales CVR Agreement and the Unaccredited CVR Agreement, (ii) the Agreement and Plan of Merger, dated May 15, 2018, by and among the Company, Receptome Acquisition Corporation, Receptome, Inc., and Richard S. Kornbluth, MD, PhD, (iii) the Exclusive License Agreement, dated April 18, 2016, by and between the Company and Cancer Therapeutics Laboratories, Inc. and (iv) the Assignment and Assumption Agreement, dated April 28, 2017, by and among Celgene Corporation, Celgene Alpine Investment Co., LLC, and the Company.

“D&O Insurance” has the meaning set forth in Section 7.11(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 4.2(f)(i).

“Effective Time” has the meaning set forth in Section 1.3.

“Eligible Shares” has the meaning set forth in Section 4.1(a).

“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment, or natural resources or, as it relates to exposure to hazardous or toxic substances in the environment, the protection of health and safety, (b) the handling, use, storage, treatment, transportation, presence, disposal, release or threatened release of any hazardous or toxic substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any hazardous or toxic substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 4.2(a)(i).

“Exchange Agent Agreement” has the meaning set forth in Section 4.2(a)(ii).

“Exchange Fund” has the meaning set forth in Section 4.2(a)(i).

“Exchange Ratio” has the meaning set forth in Section 4.1(a).

“Excluded Shares” has the meaning set forth in Section 4.1(a).

“FDA” means the United States Food and Drug Administration.

“FDA CVR Agreement” means the FDA Milestone Contingent Value Rights Agreement, dated as of July 31, 2017, by and between the Company and the Stockholder Representative thereunder.

“Form S-4” has the meaning set forth in Section 7.4(a).

“Fractional Share Consideration” has the meaning set forth in Section 4.1(a).

“Fried Frank” has the meaning set forth in Section 7.14(a).

“GAAP” means United States generally accepted accounting principles.

“Government Health Care Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Governmental Entity” has the meaning set forth in Section 5.4(a).

“Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Hazardous Substance” means (a) any substance that is listed or classified as hazardous or toxic, or otherwise classified or regulated, pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon and (c) any other substance or waste for which liability is imposed by any Governmental Entity under any Environmental Law.

“Health Care Submission” has the meaning set forth in Section 5.19(a).

“Healthcare Regulatory Authority” means any U.S., state, non-U.S. or supranational or transnational governmental health regulatory agency or authority with jurisdiction over (a) the development, marketing, labeling, sale, use, storage, handling and control, safety, efficacy, reliability, manufacturing, distribution, approval or licensing of any drug, device or over-the-counter pharmaceutical product, (b) federal healthcare programs under which such products are purchased or (c) the protection of personal health information.

“Holder” has the meaning set forth in Section 4.2(b)(i).

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) all obligations of any Person evidenced by debt securities, bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, and (iv) any guarantee of any such indebtedness described in the foregoing clauses (i) - (iii).

“Indemnified Parties” has the meaning set forth in Section 7.11(a).

“Independent Director” has the meaning set forth in the Recitals.

“Intellectual Property Rights” means all intellectual and proprietary rights of any kind, including: (a) patents, inventions, methods and processes; (b) copyrights, copyrighted works and works of authorship; (c) trademarks, service marks, trade, corporate or d/b/a names, logos, trade dress, domain names, URLs, social and mobile media identifiers and other indicators of source or origin, and the goodwill of any business symbolized thereby and all common-law rights relating thereto; (d) trade secrets, know-how and confidential information; and (e) all applications, registrations, provisionals, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals, foreign counterparts and similar rights relating to any of the foregoing.

“Intervening Event” means a material event, fact, development or occurrence with respect to (a) the Company and its Subsidiaries or the business of the Company and its Subsidiaries or (b) Parent and its Subsidiaries or the business of Parent and its Subsidiaries, in each case that is neither known nor reasonably foreseeable (with respect to substance or timing) by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and becomes known by the Company Board prior to the date the Company

Stockholder Approval is obtained; provided that (i) any event, fact, development or occurrence that involves or relates to a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications or matters relating thereto shall be deemed not to constitute an Intervening Event and (ii) any event, fact, development or occurrence that relates to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, shall be deemed not to constitute an Intervening Event, unless any such events, facts, developments or occurrences, individually or in the aggregate, would constitute a Parent Material Adverse Effect.

“IT Assets” means computers, software, firmware, middleware, servers, websites, networks, mobile and social applications, workstations, routers, hubs, switches, data communications lines, and all other information technology and related assets and equipment, and all content and data (including Personal Data) stored therein or processed thereby.

“Joint Disclosure Statement” has the meaning set forth in Section 7.4.

“Knowledge” or any similar phrase means (a) with respect to the Company, the collective actual knowledge of the individuals set forth in Section 10.13(b) of the Company Disclosure Letter and (b) with respect to Parent and Merger Sub, the collective actual knowledge of the individuals set forth in Section 10.13(b) of the Parent Disclosure Letter.

“Laws” has the meaning set forth in Section 5.8(a).

“Leased Real Property” has the meaning set forth in Section 5.10.

“Licenses” has the meaning set forth in Section 5.8(b).

“Lien” has the meaning set forth in Section 5.2(d).

“Material Contract” has the meaning set forth in Section 5.9(a).

“Measurement Date” has the meaning set forth in Section 6.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 4.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq Global Select Market.

“Newco” has the meaning set forth in Section 7.14(e).

“Notice Period” has the meaning set forth in Section 7.2(b).

“Order” means any order, final award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any proposal, indication of interest or offer from any Person or group (as defined in or under Section 13 of the Exchange Act), other than the Company, or any of its Affiliates, with respect to any (a) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination, purchase or similar transaction involving Parent or any of its Subsidiaries which if consummated would result in any Person or group (as defined in or under Section 13 of the Exchange Act) (other than the Company or any of its Affiliates) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of twenty percent (20%) or more of the total voting power or of any class of equity securities of Parent or (b) direct or indirect acquisition, in one or a series of related transactions, of twenty percent (20%) or more of the total voting power or of any class of equity securities of Parent, or twenty percent (20%) or more of the assets of Parent and its Subsidiaries (on a consolidated basis), in each case, other than the transactions contemplated by this Agreement.

“Parent Approvals” has the meaning set forth in Section 6.4(a).

“Parent Benefit Plan” means any benefit and compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which there is any present or future liability (whether contingent or otherwise) of, the Parent or any of its Subsidiaries, including with respect to employment, consulting, independent contractor, pension, retirement, severance, termination, retention, change-in-control, deferred compensation, stock- and equity-based, phantom stock, employee stock ownership, incentive bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Clinical Trial Investigator” has the meaning set forth in Section 6.20(a).

“Parent Disclosure Letter” has the meaning set forth in Article VI.

“Parent Equity Awards” has the meaning set forth in Section 6.2(a).

“Parent Intervening Event” means a material event, fact, development or occurrence with respect to (a) Parent and its Subsidiaries or the business of Parent and its Subsidiaries or (b) the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case that is neither known nor reasonably foreseeable (with respect to substance or timing) by the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Special Committee as of the date of this Agreement) and becomes known by the Special Committee prior to the date the Parent Majority of the Minority Stockholder Approval shall have been obtained; provided that (i) any event, fact, development or occurrence that involves or relates to a Parent Acquisition Proposal or a Parent Superior Proposal or any inquiry or communications or matters relating thereto shall be deemed not to constitute a Parent Intervening Event, and (ii) any event, fact, development or occurrence that relates to the business, results of operations or financial condition of the Company or any of its Subsidiaries shall be deemed not to constitute a Parent Intervening Event, unless any such events, facts, developments or occurrences, individually or in the aggregate, would constitute a Company Material Adverse Effect.

“Parent Leased Real Property” has the meaning set forth in Section 6.10.

“Parent Majority of the Minority Stockholder Approval” means the approval of the Merger by holders of a majority of the outstanding Parent Shares (excluding all Parent Shares beneficially owned by any of the Parent Significant Stockholders or any of their respective controlled Affiliates or by any of the directors or executive officers of Parent or the Company).

“Parent Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate with such other changes, events, occurrences, state of facts, conditions, circumstances, developments or effects, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event, occurrence, state of facts, condition, circumstance, development or effect arising out of, or resulting from, any of the following, shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Parent Material Adverse Effect: (i) changes in the economy, credit or financial markets or political, regulatory or business conditions in the United States or any other countries in which Parent or any of its Subsidiaries has any material operations; (ii) changes that are the result of factors generally affecting the industries, markets or geographical areas in which Parent and its Subsidiaries conduct their respective businesses; (iii) changes in GAAP or in any Law unrelated to this Agreement or the Merger and of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof; (iv) any failure by Parent to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Parent Material Adverse Effect; (v) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, cyberattacks (provided that Parent has not materially breached any representation or warranty in Section 6.15(d) or Section 6.15(e)), terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other catastrophic weather or natural disaster, or any epidemic, pandemic or outbreak of illness (including the COVID-19 (or SARS-CoV-2) virus) or other public health event or any other force majeure event, whether or not caused by any Person (other than Parent or any of its Subsidiaries), or any national or international calamity or crisis; (vi) any actions taken or omitted to be taken by Parent or any of its Subsidiaries that are expressly required to be taken by this Agreement or any actions taken or omitted to be taken with the Company’s prior written consent or at the Company’s written request (except for any obligation to operate in the ordinary course or similar obligation); (vii) any changes, events, occurrences, state of facts, conditions, circumstances, developments or effects that were caused by the negotiation of, entry into or announcement, pendency or performance of the transactions contemplated by this Agreement; provided, however, that the exceptions in this clause (vii) shall not apply with respect to references to Parent Material Adverse Effect in the representations and warranties contained in Section 6.4 (and in Section 8.3(a) and Section 9.3(b) to the extent related to such portions of such representation); (viii) any regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing changes, events, occurrences, state of facts, conditions, circumstances, developments or effects relating to or affecting any collaboration program between Parent and the Company and the related Product Candidates; or (ix) a decline in the market price, or change in trading volume, of the Parent Shares on NASDAQ; provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Parent Material Adverse Effect; provided, further, that, with respect to clauses (i), (ii), (iii), and (v), such change, event, occurrence, state of facts, condition, circumstance, development or effect shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent it disproportionately adversely affects Parent and its Subsidiaries compared to other companies of similar size in the industry in which Parent and its Subsidiaries primarily operate.

“Parent Material Contract” has the meaning set forth in Section 6.9(a).

“Parent Notice Period” has the meaning set forth in Section 7.3(b).

“Parent Options” has the meaning set forth in Section 6.2(a).

“Parent Recommendation” has the meaning set forth in the Recitals.

“Parent Related Persons” has the meaning set forth in Section 9.5(f).

“Parent Reports” has the meaning set forth in Section 6.5(a).

“Parent RSUs” has the meaning set forth in Section 6.2(a).

“Parent Share Issuance” has the meaning set forth in the Recitals.

“Parent Shares” has the meaning set forth in the Recitals.

“Parent Significant Stockholders” means, collectively, Cambridge Equities, LP, Chan Soon-Shiong Family Foundation and Dr. Patrick Soon-Shiong.

“Parent Stock Plan” has the meaning set forth in Section 6.2(a).

“Parent Stockholder Approval” means the approval of the Parent Share Issuance by the affirmative vote of a majority of the votes cast on a proposal to approve the Parent Share Issuance by the holders of the Parent Shares voting thereon.

“Parent Stockholders Meeting” has the meaning set forth in Section 7.5(b).

“Parent Superior Proposal” means an unsolicited bona fide written Parent Acquisition Proposal that would result in any Person (other than the Company or its stockholders) becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the assets (on a consolidated basis) or fifty percent (50%) or more of the total voting power of the equity securities of Parent (or of the surviving entity in a merger involving Parent or the resulting direct or indirect parent of Parent or such surviving entity) that the Parent Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment, after consultation with its outside financial advisor(s) and outside legal counsel (a) would result in a transaction that, if consummated, would be more favorable to the stockholders of Parent from a financial point of view than the Merger (after taking into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by the Company Board (with the approval of the Independent Director) in writing pursuant to Section 7.3(b) and the time likely to be required to consummate such Parent Acquisition Proposal) and (b) is reasonably capable of being consummated on the terms so proposed.

“Parent Termination Fee” has the meaning set forth in Section 9.5(c).

“Parent Transaction Litigation” has the meaning set forth in Section 7.13(b).

“Parent Voting Agreement” has the meaning set forth in the Recitals.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permitted Liens” means: (a) specified Liens described in Section 10.13 of the Company Disclosure Letter or Section 10.13 of the Parent Disclosure Letter, as applicable; (b) Liens for Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate Proceedings and which are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Disclosure Document or the Parent Reports, as applicable, in accordance with GAAP; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet past due, or the validity or amount of which is being contested in good faith by appropriate Proceedings and which are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Disclosure Document or the Parent Reports, as applicable; (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislations, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness for borrowed money) or leases, or deposits to secure surety or similar bonds, in each case incurred or made in the ordinary course of business; (e) non-exclusive licenses of Intellectual Property Rights; (f) Liens securing indebtedness incurred after the date hereof in the ordinary course of business; (g) other Liens or imperfections of title that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the asset or property affected by such Liens or imperfections of title, or the conduct of the business of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, as presently conducted; and (h) easements, rights of way or other similar matters or restrictions or encumbrances that may be shown or disclosed by a current and accurate survey which, in each case, do not materially impair the occupancy or use of the asset or property affected by such Liens for the purposes for which it is currently operated or used.

“Person” means, as broadly interpreted, any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity, the media or other entity of any kind or nature.

“Personal Data” means personal, personally identifiable, sensitive or regulated information or data, including “protected health information” as defined in 45 C.F.R. §160.103.

“Privacy Policies” means all policies and procedures relating to Personal Data or the security, operation, backup or redundancy of any IT Assets.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, request for documents, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Product Candidate” means any drug or biological product candidate and any components thereof.

“Reference Price” means the volume weighted average (rounded to the nearest cent) of the trading price for a Parent Share on NASDAQ (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Parent and the Company) for the three (3) consecutive trading days ending on (and including) the third (3rd) trading day immediately prior to the Closing Date.

“Related Persons” means, with respect to any Person, such Person’s Affiliates and its and their respective former, current or future directors, officers, other Representatives or equity holders; provided, however, that, unless otherwise explicitly stated, Parent and its Subsidiaries shall be deemed to not be Related Persons of the Company (and vice versa) for any purpose hereunder.

“Representatives” has the meaning set forth in Section 7.2(a).

“Sales CVR Agreement” means the Sales Milestone Contingent Value Rights Agreement, dated as of July 31, 2017, by and between the Company and the Stockholder Representative thereunder.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Financial Advisor” has the meaning set forth in Section 6.3(b).

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Corporation Bylaws” has the meaning set forth in Section 2.3.

“Surviving Corporation Charter” has the meaning set forth in Section 2.2.

“Takeover Laws” has the meaning set forth in Section 5.17.

“Tax Return” means any return, report, declaration, form or statement (including information returns) with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, alternative minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, social security, unemployment, disability, stamp, occupation, premium, value-added, property or windfall profits taxes, imposts, levies, escheat, customs, duties or similar fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

“Termination Fee” has the meaning set forth in Section 9.5(b).

“Third-Party Consents” means each filing, notice, report, consent, registration, approval, permit, waiver or authorization required to be made with or obtained from any Person that is not a Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

“Transaction Litigation” has the meaning set forth in Section 7.13(b).

“Treasury Regulations” means the U.S. Treasury regulations (including temporary Treasury regulations) promulgated under the Code.

“Unaccredited CVR Agreement” means the Unaccredited Contingent Value Rights Agreement, dated as of July 31, 2017, by and between the Company and the Stockholder Representative thereunder.

“Voting Agreements” means the Company Voting Agreement and the Parent Voting Agreement.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

10.14 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.15 Special Committee. Notwithstanding anything to the contrary set forth in this Agreement, until the Effective Time, (i) Parent may take the following actions only with the prior approval of the Special Committee: (a) amending, restating, modifying or otherwise changing any provision of this Agreement; (b) waiving any right under this Agreement or extending the time for the performance of any obligation of the Company hereunder; (c) terminating this Agreement; (d) taking any action under this Agreement that expressly requires the approval of the Special Committee; (e) making any decision or determination, or taking any action under or with respect to this Agreement or the transactions contemplated hereby that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Parent Board; (f) granting any approval or consent for, or agreement to, any item for which the approval, consent or agreement of Parent is required under this Agreement; and (g) agreeing to do any of the foregoing and (ii) no decision or determination shall be made, or action taken, by Parent or the Parent Board (including effecting a Change of Parent Recommendation) under or with respect to this Agreement or the transactions contemplated hereby without first obtaining the approval of the Special Committee. For the avoidance of doubt, any requirement of Parent or the Parent Board to obtain the approval of the Special Committee pursuant to this Section 10.15 shall not, and shall not be deemed to, modify or otherwise affect any rights of the Company, or any obligations of Parent or Merger set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

NANTKWEST, INC.

By:	/s/ Richard Adcock
Name: Richard Adcock
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

NECTARINE MERGER SUB, INC.

By:	/s/ Richard Adcock
Name: Richard Adcock
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IMMUNITYBIO, INC.

By:	/s/ Patrick Soon-Shiong
Name: Patrick Soon-Shiong
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]